Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (the “Agreement”) is entered into as of December 22, 2014 by and among TLL, LLC, a Delaware limited liability company (the “Company”), SeaChange International, Inc., a Delaware corporation (the “Purchaser”), TLL Acquisition, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Purchaser (the “Merger Sub”) and the persons set forth on the signature page hereto under the heading “Major Employee Equityholders”. Ed Wilson is also a party to this Agreement in his capacity as the representative of each Equityholder (in such capacity, the “Equityholder Representative”).

Introduction

The board of directors or managers and the stockholders or equityholders, as applicable, of the Purchaser, the Merger Sub and the Company, as appropriate, have authorized and approved the acquisition of all of the outstanding equity interests of the Company by the Purchaser by means of the merger of Merger Sub with and into the Company as provided herein (the “Merger”), with the Company continuing as the surviving entity and a wholly-owned subsidiary of the Purchaser. The Merger and the other transactions contemplated hereby are sometimes collectively referred to herein as the “Transactions.”

An index of defined terms used herein is set forth in Article 11.

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1

THE TRANSACTIONS; CLOSING

1.1 Merger.

(a) Merger. Subject to the terms and conditions of this Agreement and the applicable provisions of the Delaware Limited Liability Company Act (the “DLLCA”), at the Effective Time (as hereinafter defined) Merger Sub shall be merged with and into the Company, the separate limited liability company existence of Merger Sub shall cease, and the Company shall continue as the surviving entity of the Merger and as a wholly-owned subsidiary of the Purchaser under the laws of the state of Delaware. The surviving entity after the Merger is sometimes referred to hereinafter as the “Surviving Company.”

(b) Filings. At the Closing (as hereinafter defined), the Merger shall be effected by the filing of a certificate of merger with the Secretary of State of Delaware in accordance with the provisions of the DLLCA (the “Delaware Certificate”). The Purchaser shall prepare and file the certificate of merger. The Merger shall become effective upon the acceptance of the certificate of merger by the Delaware Secretary of State (the “Effective Time”).

(c) Effects of the Merger. At the Effective Time, (i) the separate existence of Merger Sub shall cease and Merger Sub shall be merged with and into the Company, (ii) the certificate of formation of Merger Sub shall be the certificate of formation of the Surviving Company, provided, however, that at the Effective Time, ARTICLE FIRST of the certificate of formation of the Surviving Company shall be amended and restated in its entirety to read as follows: “The name of this corporation is TLL, LLC (the “Company”),” (iii) the limited liability company agreement of Merger Sub shall be the limited liability company agreement of the Surviving Company, (iv) except as Merger Sub may otherwise notify Company in writing prior to the Effective Time, the managers and officers of Merger Sub shall be the managers and officers, respectively, of the Surviving Company, and (v) the Merger shall, from and after the Effective Time, have all of the effects provided in Section 18-209 of the DLLCA.

(d) Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:

(i) “Accounting Principles” means the accounting procedures, policies and procedures used in the Company’s preparation of the Financial Statements consistently applied and described on Schedule 1.1(d)(i).

(ii) “Additional Indemnity Escrow Stock” means the shares of Purchaser Common Stock deposited with the Escrow Agent pursuant to Section 1.6(b)(v), if any.

(iii) “Additional Initial Stock Consideration” means the total number of shares of Purchaser Common Stock issued pursuant to Section 1.6(b), if any.

(iv) “Base Cash Consideration” means $14,000,000.

(v) “Blackout Restrictions” means blackout trading restrictions pursuant to the Purchaser’s insider trading policy.

(vi) “Cash Consideration” means the sum of (A) the Base Cash Consideration, (B) minus the amount of the Deposit Escrow (as hereinafter defined) released to the Company prior to the Closing in accordance with the terms of the Deposit Escrow Agreement, and (C) plus the amount, if any, by which the Closing Working Capital (as hereinafter defined) exceeds the Target Working Capital, or minus the amount, if any, by which the Closing Working Capital is less than the Target Working Capital, all as finally determined in accordance with Schedule 1.5.

(vii) “Closing Merger Consideration” means the Cash Consideration plus the Closing Stock Consideration.

(viii) “Closing Share Determination Price” means the lower of (A) $6.06 or (B) the VWAP as of the Closing Date.

(ix) “Closing Stock Consideration” means a total number of shares of Purchaser Common Stock equal to $2,400,000 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Purchaser Common Stock) divided by the Closing Share Determination Price.

(x) “Closing Working Capital” means (A) the consolidated cash and cash equivalents, inventory, accounts receivable, prepaid expenses and other current assets (excluding deferred tax assets) of the Company as of immediately prior to the Closing (net of all applicable reserves), minus (B) the consolidated accounts payable, accrued expenses, accrued Taxes and other current liabilities of the Company as of immediately prior to the Closing, including for this purpose the employer portion of employment Taxes with respect to Employee Bonuses, but excluding for this purpose all Indebtedness, Employee Bonuses and Sellers’ Expenses paid at Closing pursuant to Section 1.2(b). The Closing Working Capital shall be determined in accordance the Accounting Principles as set forth on Schedule 1.1(d)(i), which schedule includes a sample calculation of Closing Working Capital as of the Balance Sheet Date (as hereinafter defined).

(xi) “Company Common Equityholder” means a holder of Company Common Units as of immediately prior to the Effective Time.

(xii) “Company Common Units” means the Company’s Class A Common Units and Class B Common Units.

(xiii) “Company Equity Interests” means, collectively, the Company Common Units and the Company Preferred Units, each of which is a “Company Equity Interest.”

(xiv) “Company Preferred Equityholder” means a holder of Company Preferred Units as of immediately prior to the Effective Time.

(xv) “Company Preferred Units” means the Company’s Series A Preferred Units.

(xvi) “Deferred Indemnity Escrow Stock” means the aggregate number of shares of Purchaser Common Stock delivered to the Escrow Agent pursuant to Section 1.6(a) of this Agreement.

(xvii) “Deferred Share Determination Date” means (A) for the issuance pursuant to Section 1.6(a), the First Deferred Share Determination Date, or (B) for the issuance pursuant to Section 1.6(b), the Second Deferred Share Determination Date.

(xviii) “Deferred Share Determination Price” means the lower of (A) the Closing Share Determination Price or (B) the VWAP as of the applicable Deferred Share Determination Date.

(xix) “Deferred Stock Consideration” means a total number of shares of Purchaser Common Stock equal to $5,600,000 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Purchaser Common Stock) divided by the applicable Deferred Share Determination Price(s).

(xx) “Earnout Consideration Per Unit” means the portion of the Earnout Consideration (as hereinafter defined), if any, to which each unit of Company Equity Interests is entitled as set forth on the Distribution Schedule.

(xxi) “Employee Bonuses” means any agreements, commitments, practices and arrangements relating to the payment of bonuses and similar payments to employees or consultants, each as previously disclosed in writing in a side letter dated the date hereof referencing this Section 1.1(xxi) that has been delivered by the Purchaser to the Company.

(xxii) “Equityholder Representative Fund” means initially $50,000.

(xxiii) “Equityholders” means all holders of Company Equity Interests.

(xxiv) “Exchange Fund” means the sum of the amounts paid to the Exchange Agent (as hereinafter defined) pursuant to Sections 1.2(b)(ii) and 1.5 plus any amounts and/or shares released to the Exchange Fund by the Escrow Agent pursuant to the Indemnity Escrow Agreement.

(xxv) “First Deferred Share Determination Date” means six (6) month anniversary of the Closing Date.

(xxvi) “Indebtedness” means, without duplication, all principal, interest, fees, expenses and other amounts in respect of borrowed money, notes, bonds, debentures and other debt securities, guarantees, interest rate, currency or other hedging arrangements, capital leases, letters of credit and/or installment purchases to the extent drawn or incurred by the Company or any Subsidiary prior to the Closing, or required to be paid in order to discharge fully all such drawn or incurred amounts as of the Closing.

(xxvii) “Indemnity Escrow” means the Indemnity Escrow Cash plus the Indemnity Escrow Stock, which will provide the Purchaser Indemnified Parties (as hereinafter defined) with security for the indemnities set forth in Section 9.3 and be deposited at the Closing with the Escrow Agent (as hereinafter defined) pursuant to Section 1.2(b)(iii) and the Indemnity Escrow Agreement (as hereinafter defined).

(xxviii) “Indemnity Escrow Cash” means $1,400,000.

(xxix) “Indemnity Escrow Stock” means the Initial Indemnity Escrow Stock plus the Deferred Indemnity Escrow Stock plus any Additional Indemnity Escrow Stock.

(xxx) “Initial Indemnity Escrow Stock” means a means a total number of shares of Purchaser Common Stock equal to $490,000 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Purchaser Common Stock) divided by the Closing Share Determination Price.

(xxxi) “Initial Merger Consideration” means the Cash Consideration plus the Initial Stock Consideration.

(xxxii) “Initial Merger Consideration Per Unit” means the portion of the Initial Merger Consideration to which each unit of Company Equity Interests is entitled as set forth on the Distribution Schedule (as hereinafter defined).

(xxxiii) “Initial Stock Consideration” means the sum of (A) Closing Stock Consideration, plus (B) the Deferred Stock Consideration, plus (C) any Additional Initial Stock Consideration.

(xxxiv) “Material Adverse Effect” means any event, circumstance or effect (collectively, “Events”) that, individually or taken together with all other Events, has or would be reasonably anticipated to have in the future a material and adverse effect upon or change in the business, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of the Company (taken as a whole), but, in each case, none of the following, either alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been, such a material adverse effect: any Event (i) resulting from general economic, political, financial, banking, credit or securities market conditions, including any disruption thereof and any interest or exchange rate fluctuations, (ii) affecting companies in the industries, markets or geographical areas in which the Company conducts its business generally, (iii) resulting from natural disasters, acts of terrorism or war (whether or not declared), or epidemics or pandemics, (iv) resulting from the announcement or performance of, or compliance with, or the public or industry knowledge of, this Agreement or the transactions contemplated hereby, (v) resulting from any actions required under this Agreement, including with respect to obtaining any consent required under this Agreement, or (vi) arising out of any action taken or omitted to be taken at the written request or with the written consent of the other party hereto, provided, that the exclusions provided in clauses (i)-(iii) shall not apply to the extent the Company is disproportionately adversely affected by any Event relative to other participants in the industries in which the Company generally operates.

(xxxv) “Merger Consideration” means the Initial Merger Consideration plus the Earnout Consideration, as applicable.

(xxxvi) “Principal Equityholders” means Ed Wilson, Malcolm CasSelle and Mitchell Chun.

(xxxvii) “Purchaser Common Stock” means the Common Stock of the Purchaser, $0.01 par value per share.

(xxxviii) “Registration Statement Date” means the date on which the Registration Statement (as hereinafter defined) becomes effective.

(xxxix) “Registration Statement Date Price” means the VWAP as of the Registration Statement Date.

(xl) “Repaid Indebtedness” means the Indebtedness of the Company set forth on Schedule 1.1(d)(xl).

(xli) “Salary Deferral Payments” means the payments of deferred salary included in Repaid Indebtedness as set forth on Schedule 1.1(d)(xl).

(xlii) “Second Deferred Share Determination Date” means twelve (12) month anniversary of the Closing Date.

(xliii) “Sellers’ Expenses” means the aggregate payments, costs and expenses incurred by the Company, its Subsidiaries or any of the Equityholders in connection with the Transactions, in each case that have not been paid as of the Closing, including, without limitation, all amounts in respect of legal, accounting, investment banking and other similar fees and expenses.

(xliv) “Target Working Capital” means $0.

(xlv) “Trading Window Date” means the first date following the Closing Date, with respect to the Closing Stock Consideration, or the applicable Deferred Share Determination Date, with respect to the Deferred Stock Consideration, that an Equityholder’s shares of Closing Stock Consideration or Deferred Stock Consideration, respectively, are no longer subject to a Blackout Restriction.

(xlvi) “Trading Window Date Price” means either (A) the VWAP as of the applicable Trading Window Date or (B) if the Registration Statement Date occurs after the applicable Trading Window Date, the Registration Statement Date Price.

(xlvii) “Unit Certificates” means stock certificates evidencing ownership of Company Common Units or Company Preferred Units.

(xlviii) “VWAP” means the volume weighted average closing price per share of the Purchaser Common Stock on the Nasdaq Global Select Market for the ten trading days immediately prior to the applicable date.

(e) Cancellation of Company Equity Interests. By virtue of the Merger, all of the Company Equity Interests shall be cancelled and shall cease to exist as of the Effective Time, and shall thereafter only represent the right to receive payments from the Exchange Fund, if any, in accordance with Section 1.3.

(f) Company Equity Awards. No outstanding Company equity awards (whether vested or unvested), including the Company’s Class B Common Units, nor any other options or profit interests (the “Company Equity Awards”) shall be assumed by the Purchaser or the Surviving Company as result of the Merger. At the Effective Time, each Company Equity Award will by virtue of the Merger, and without any further action on the part of any holder thereof, be cancelled and extinguished, and will be converted into only the right to receive payments pursuant to this Agreement. If any Company Equity Award does not have a positive value, as of immediately prior to the Effective Time, the Company shall take all actions necessary, so that such Company Equity Award will automatically be cancelled and extinguished as of the Effective Time without any consideration paid therefor. Prior to the Effective Time, the Company shall take all actions necessary to accelerate the vesting of all Company Equity Awards as of immediately prior to the Closing such that all Company Equity Awards are fully vested as of immediately prior to the Closing.

(g) Conversion of Outstanding Merger Sub Stock. At the Effective Time, all of the issued and outstanding membership interests of Merger Sub shall be converted into one membership unit of the Surviving Company.

(h) Voting. By their approval of the Transactions in accordance with the terms of this Agreement and/or execution of a Letter of Transmittal, each Equityholder, whether or not a party hereto, shall be deemed to have approved and agreed to be bound by the terms of this Agreement, including without limitation (i) the appointment of the Exchange Agent and all of the arrangements related thereto, (ii) Section 4.7 and Sections 4.9 through 4.13, (iii) in the case of a Major Employee Equityholder, Section 4.8, (iv) the indemnification obligations of the Equityholders under Article 9, and (v) the appointment of the Equityholder Representative.

1.2. Pre-Closing Deliveries; Payments at Closing.

(a) Pre-Closing Deliveries.

(i) At least two (2) days prior to the Closing, the Company will furnish to the Purchaser (A) a certificate signed by the Company setting forth the Company’s (I) estimated Closing Working Capital, including an itemization of the components of Closing Working Capital, and (II) the Company’s good faith estimated calculation of the Cash Consideration (the “Estimated Cash Consideration Certificate”), (B) a payoff letter, in form and substance satisfactory to the Purchaser, from each holder of Repaid Indebtedness indicating the amount required to discharge in full such Repaid Indebtedness at Closing and stating that, upon payment at the Closing of the amounts set forth in such payoff letter, such amount of Repaid Indebtedness will be fully paid, satisfied and discharged in its entirety and, if such Repaid Indebtedness is secured, an undertaking by such holder to discharge at Closing any Liens (as hereinafter defined) securing such Repaid Indebtedness, (C) a final bill and wire transfer instructions from each payee of any portion of the Sellers’ Expenses, provided, however, that if any such payee delivers to the Purchaser and the Company a letter stating that it will seek payment of any portion of the Sellers’ Expenses solely from the Equityholders, such portion shall not be deemed to be part of the Sellers’ Expenses for purposes of Section 1.2(b), (D) a schedule that provides a breakdown by recipient and amount of all Employee Bonuses, and (E) a flow of funds memorandum (the “Funds Flow”) that sets forth the applicable payees and wire instructions for all amounts payable under Section 1.2(b)(ii). As used herein, “Liens” mean all liens, claims, encumbrances, security interests and restrictions of any kind.

(ii) At least five (5) days prior to Closing, the Company will furnish to the Purchaser and the Exchange Agent a schedule in the form attached as Schedule 1.2(a)(ii) (the “Distribution Schedule”) setting forth the Initial Merger Consideration Per Unit and the Earnout Consideration Per Unit attributable to each class or series (and any issuance date within a series) of Company Equity Interests in accordance with the Company’s limited liability company agreement then in effect. The Purchaser and the Exchange Agent shall be entitled to rely exclusively on the Distribution Schedule in making distributions from the Exchange Fund in accordance with Section 1.3 or otherwise pursuant to this Agreement.

(iii) The parties shall execute an escrow agreement as of the date hereof in the form of Exhibit 1.2(a)(iii) (the “Deposit Escrow Agreement”) with BNY Mellon, N.A. (the “Escrow Agent”), and on the date of this Agreement the Purchaser will make or cause to be made to the Escrow Agent a cash payment in the amount of $2,500,000 (together with all earnings thereon, the “Deposit Escrow”) by wire transfer of immediately available funds to the account specified by the Escrow Agent in the Deposit Escrow Agreement. As specified in the Deposit Escrow Agreement, following the date of this Agreement and until the Deposit Escrow is released pursuant to the terms of this Agreement and the Deposit Escrow Agreement, the Company may draw upon the Deposit Escrow for working capital purposes pursuant to a mutually agreed upon cash flow budget. Upon the Closing, the balance of the Deposit Escrow shall be paid in accordance with the terms of the Deposit Agreement to the Purchaser as directed by the Purchaser.

(b) Payments at Closing. At the Closing, the Purchaser and the Merger Sub will make or cause to be made the following payments of the Closing Merger Consideration:

(i) the Purchaser shall cause the delivery of the Closing Stock Consideration as follows: (A) first, to the Escrow Agent, the Initial Indemnity Escrow Stock, and (B) second, to each Equityholder in accordance with the Distribution Schedule, subject to an Equityholder’s delivery of a Letter of Transmittal in accordance with Section 1.3(a); and

(ii) the Purchaser and the Merger Sub will make or cause to be made the following payments of the Cash Consideration, as set forth on the Estimated Cash Consideration Certificate, by wire transfer as follows in accordance with the Funds Flow: (A) first, to the respective holders of the Repaid Indebtedness, other than the recipients of the Salary Deferral Payments, the amounts specified in the pay-off letters delivered pursuant to Section 1.2(i)(B), (B) second, to the respective payees of the Sellers’ Expenses, the amounts set forth in the final bills delivered pursuant to Section 1.2(a)(i)(C), other than any payee that delivers a letter pursuant to the proviso to Section 1.2(a)(i)(C), (C) third, to the Company, an amount equal to the sum of (I) the total amount of the Employee Bonuses plus (II) the total amount of the Salary Deferral Payments, (D) fourth, to the Escrow Agent, an amount equal to the Indemnity Escrow Cash, (E) fifth, to the Equityholder Representative, the Equityholder Representative Fund, and (F) sixth, the balance, less any amounts payable in respect of an Equityholder that has not previously executed and delivered a Letter of Transmittal in accordance with

Section 1.3(a), to the Exchange Agent for distribution in accordance with Section 1.3; provided, however, that the Purchaser and the Merger Sub will make or cause to be made to the Exchange Agent any amounts payable with respect to an Equityholder that executes and delivers a Letter of Transmittal in accordance with Section 1.3(a) following the Closing promptly upon the Surviving Company’s receipt of such Letter of Transmittal. Promptly upon receipt by the Company of the amount contemplated by clause (C), the Company shall pay the Employee Bonuses and the Salary Deferral Payments (in each case less applicable Tax withholdings) to the recipients and in the amounts set forth in the Funds Flow.

1.3 Exchange Fund.

(a) Exchange Procedures. BNY Mellon, N.A. shall serve as the “Exchange Agent” for purposes of this Agreement, in accordance with the Exchange Agent Agreement (as hereinafter defined). As soon as reasonably practicable following receipt by the Purchaser of the Equityholder Written Consent, to the extent not mailed on or prior to the date hereof, the Company shall mail to each Equityholder a letter of transmittal in the form attached hereto as Exhibit 1.3(a) (the “Letter of Transmittal”) which shall include, among other things, instructions for effecting the surrender of any Unit Certificates specifying that risk of loss to such Unit Certificate shall pass, only upon proper delivery of such Unit Certificate, together with such Letter of Transmittal duly executed, to the Purchaser, certain instructions for facilitating the distribution of the Exchange Fund, and acknowledgments and representations by such Equityholder in connection with the exchange of such Company Equity Interests pursuant to this Agreement and an agreement to be bound by the terms of this Agreement, including the Equityholder indemnification obligations set forth in Section 9.3. The Letter of Transmittal shall be subject to the prior review and approval of the Purchaser, such consent not to be unreasonably withheld, delayed or conditioned. Upon delivery of a duly executed Letter of Transmittal and, as applicable, surrender of any Unit Certificate for cancellation to the Exchange Agent, together with such other documents as the Purchaser or the Exchange Agent may reasonably request, an Equityholder shall have the right to receive payments pursuant to this Agreement.

(b) No Ownership Rights. Until surrendered as contemplated by this Section 1,3, each Unit Certificate outstanding as of immediately prior to the Effective Time shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the payments pursuant to this Agreement. There shall be no further registration of transfers on the records of the Surviving Company of Company Equity Interests which were outstanding immediately prior to the Effective Time. No interest shall be paid or accrue on any Merger Consideration payable upon surrender of any Unit Certificate.

(c) Lost Certificates. If any Unit Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Unit Certificate to be lost, stolen or destroyed, the Exchange Agent will make payments from the Exchange Fund in accordance with the terms of this Agreement in respect of such lost, stolen or destroyed Unit Certificate; provided, however, that the Surviving Corporation may require the owner of any such lost, stolen or destroyed Unit Certificate to execute and deliver an agreement to provide indemnification in respect of any claim that may be made against the Purchaser or the

Surviving Company with respect to the Unit Certificates alleged to have been lost, stolen or destroyed.

(d) Distributions from the Exchange Fund. The Exchange Fund shall be distributed by the Exchange Agent to the Equityholders that comply with this Section 1.3 in accordance with the Distribution Schedule.

(e) Withholding Rights. The Purchaser and/or the Company shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to the Exchange Agent or any Equityholder or former holder of Company Equity Interests, respectively, such amounts as may be required to be deducted or withheld therefrom under any provision of federal, local or foreign tax law or under any applicable Legal Requirement including, without limitation, by deducting the amounts that would otherwise be paid to the Exchange Agent as part of the Exchange Fund; provided, however, that such amounts shall be remitted on a timely basis to the appropriate governmental authority as required by applicable Legal Requirements. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund (together with any interest thereon) which remains undistributed to the Equityholders as of the second anniversary of the Effective Time shall be delivered to the Surviving Company. Any Equityholders who have not theretofore complied with this Section 1.3 shall thereafter look only to the Surviving Company and only as general unsecured creditors thereof for the payments therefor required by this Agreement.

(g) No Liability. None of the Purchaser, Merger Sub, Surviving Company, Company or Exchange Agent, or any employee, officer, director, agent or affiliate thereof, shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If an Equityholder has not complied with Section 1.3(a) prior to five years after the Effective Time (or immediately prior to such earlier date on which the Exchange Fund would otherwise escheat to or become the property of any governmental authority), such Equityholder’s share of the Exchange Fund shall, to the extent permitted by applicable law, become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.

1.4. Closing. The Transactions contemplated hereby shall take place at a closing (the “Closing”) to be held at the offices of Choate, Hall & Stewart LLP in Boston, Massachusetts on (a) the later of February 2, 2015 or the date that is two (2) business days after the satisfaction or waiver of the conditions to Closing specified in Article 7 hereof (other than those conditions which are normally performed at the Closing, but subject to the satisfaction or waiver of such conditions), or (b) such other date as agreed to in writing by the Company and the Purchaser (the “Closing Date”).

1.5. Determination of Cash Consideration. The Cash Consideration shall be finally determined and any resulting payments made in accordance with the provisions set forth on Schedule 1.5.

1.6. Post-Closing Initial Stock Consideration.

(a) Deferred Stock Consideration.

(i) Promptly following the First Deferred Share Determination Date, the Purchaser shall cause the delivery to each Company Preferred Equityholder of 50% of the Deferred Stock Consideration payable to such Company Preferred Equityholder in their capacity as such based on the Distribution Schedule.

(ii) Promptly following the Second Deferred Share Determination Date, the Purchaser shall cause the delivery (i) to each Company Preferred Equityholder of the remaining Deferred Stock Consideration payable to such Company Preferred Equityholder in their capacity as such based on the Distribution Schedule, and (ii) to each Company Common Equityholder of all of the Deferred Stock Consideration payable to such Company Common Equityholder based on the Distribution Schedule.

(iii) Notwithstanding the foregoing, ten percent of each payment of Deferred Stock Consideration otherwise payable to the Equityholders hereunder shall instead be deposited with the Escrow Agent at the time of such payment, to be held by the Escrow Agent pursuant to the terms of the Indemnity Escrow Agreement.

(b) Additional Initial Stock Consideration.

(i) Promptly following the Registration Statement Date, if the Registration Statement Date Price is less than the Closing Share Determination Price, then the Purchaser shall cause the delivery to each Equityholder that is not subject to a Blackout Restriction a number of shares equal to the difference between (A) the number of shares of Closing Stock Consideration issuable to such Equityholder pursuant to Section 1.2(b)(i) and (B) the number of shares such Equityholder would have been eligible to receive had the Closing Stock Consideration been determined using the Registration Statement Date Price instead of the Closing Share Determination Price, based on the Distribution Schedule and subject to clause (v) of this Section 1.6(b).

(ii) If the Registration Statement Date occurs after a Deferred Share Determination Date and the Registration Statement Date Price is less than the applicable Deferred Share Determination Price, then the Purchaser shall cause the delivery to each Equityholder that is not subject to Blackout Restrictions a number of shares equal to the difference between (A) the number of shares of Deferred Stock Consideration issuable to such Equityholder pursuant to Section 1.6(a) with respect to such Deferred Share Determination Date, and (B) the number of shares such Equityholder would have been eligible to receive had the Deferred Stock Consideration with respect to such Deferred Share Determination Date been determined using the Registration Statement Date Price instead of the applicable Deferred Share Determination Price, based on the Distribution Schedule and subject to clause (v) of this Section 1.6(b).

(iii) Promptly following the later of the Registration Statement Date or the applicable Trading Window Date, if the applicable Trading Window Date Price is less than the Closing Share Determination Price, then the Purchaser shall cause the delivery to each Equityholder that is subject to Blackout Restrictions a number of shares equal to the difference between (A) the number of shares of Closing Stock Consideration issuable to such Equityholder pursuant to Section 1.2(b)(i) and (B) the number of shares such Equityholder would have been eligible to receive had the Closing Stock Consideration been determined using the applicable Trading Window Date Price instead of the Closing Share Determination Price, based on the Distribution Schedule and subject to clause (v) of this Section 1.6(b).

(iv) Promptly following the later of the Registration Statement Date or the applicable Trading Window Date, if such later date occurs following a Deferred Share Determination Date and the applicable Trading Window Date Price is less than the applicable Deferred Share Determination Price, then the Purchaser shall cause the delivery to each Equityholder that is subject to Blackout Restrictions a number of shares equal to the difference between (A) the number of shares of Deferred Stock Consideration issuable to such Equityholder pursuant to Section 1.6(a) with respect to such Deferred Share Determination Date, and (B) the number of shares such Equityholder would have been eligible to receive had the Deferred Stock Consideration with respect to such Deferred Share Determination Date been determined using the Trading Window Date Price instead of the applicable Deferred Share Determination Price, based on the Distribution Schedule and subject to clause (v) of this Section 1.6(b).

(v) In the event Additional Initial Stock Consideration is payable pursuant to this Section 1.6(b) prior to April 15, 2016, ten percent of such Additional Initial Stock Consideration otherwise payable to the Equityholders hereunder shall instead be deposited with the Escrow Agent to be held by the Escrow Agent pursuant to the terms of the Indemnity Escrow Agreement.

(c) Upon delivery of any Deferred Stock Consideration or Additional Initial Stock Consideration to an Equityholder, if Purchaser shall have paid a dividend or otherwise made a distribution to holders of Purchaser Common Stock subsequent to the Closing, the Purchaser shall also deliver to such Equityholder (i) an amount of cash (if any) equal to the aggregate cash distributions that would have been payable by the Purchaser with respect to such Deferred Stock Consideration or Additional Initial Stock Consideration, had such Deferred Stock Consideration or Additional Initial Stock Consideration been delivered to the Equityholder at Closing plus (ii) an amount of non-cash dividends (if any) attributable to such Deferred Stock Consideration or Additional Initial Stock Consideration that would have been delivered by Purchaser with respect to such Deferred Stock Consideration or Additional Initial Stock Consideration, had such Deferred Stock Consideration or Additional Initial Stock Consideration been delivered to the Equityholder at Closing and to the extent not reflected in the number of shares of Purchaser Common Stock issued to the Equityholders.

1.7. Earnout Consideration. The Earnout Consideration, if any, shall be determined in accordance with the provisions set forth on Schedule 1.7.

1.8. Purchase Price Allocation. The total amount of the Closing Merger Consideration, with the Closing Stock Consideration valued based on the Closing Share Determination Price, and the liabilities of the Company, to the extent they constitute liabilities for Tax purposes, shall be allocated among the assets of the Company for tax purposes in a manner consistent with the allocations set forth on Schedule 1.8, and the Deferred Stock Consideration, valued based on the applicable Deferred Share Determination Price(s), any Additional Initial Stock Consideration, valued at the Registration Statement Date Price or the applicable Trading Window Date Price, as applicable, and any Earnout Consideration paid, valued based on the Closing Share Determination Price, shall be allocated in a consistent manner. The parties agree that such allocation was arrived at by arm’s length negotiation and in the judgment of the parties properly reflects the fair market value of such assets. The parties further agree that the allocations under this Section 1.8 will be binding on all parties for federal, state, local and other Tax purposes and will be consistently reflected by each party on such party’s Tax Returns.

1.9. Distributions With Respect to Unissued Shares. No dividends or other distributions declared or made after the Closing with respect to the Initial Stock Consideration with a record date (i) with respect to the Closing Stock Consideration, after the Closing Date, (ii) with respect to any Deferred Stock Consideration, after the Deferred Share Determination Date applicable to such Deferred Stock Consideration or (iii) with respect to any Additional Initial Stock Consideration, after the applicable Registration Statement Date or Trading Window Date, will be paid to the holder of any Equityholder who has not delivered a Letter of Transmittal in accordance with Section 1.3(a) until such Equityholder delivers a Letter of Transmittal in accordance with Section 1.3(a). Subject to applicable law, following the delivery of any such Letter of Transmittal, there shall be paid to the record holder of the certificates representing Purchaser Common Stock issuable to such Equityholder, without interest, at the time of such delivery, the amount of dividends or other distributions with a record date after the applicable time set forth in (i) through (iii) above theretofore paid with respect to such shares of Purchaser Common Stock.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

The Company hereby represents and warrants to the Purchaser that, except as set forth on the Disclosure Schedule attached to this Agreement which exceptions shall be deemed to qualify the representations and warranties made hereunder, each of the statements contained in this Article 2 is true and correct and will be true and correct as of the Closing Date. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Article 2, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Article 2 only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

2.1. Organization, Power and Standing. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own, lease and operate its properties and to carry on its business (either directly or through its Subsidiaries) as currently conducted (the “Business”).

2.2. Subsidiaries. Section 2.2 of the Disclosure Schedule sets forth: (a) the name of each Subsidiary; (b) the number and type of outstanding equity securities of each Subsidiary and a list of the holders thereof; (c) the jurisdiction of organization of each Subsidiary; and (iv) the names of the officers and directors of each Subsidiary. Except as set forth on Section 2.2 of the Disclosure Schedule, the Company has no subsidiaries. The entities indicated on Section 2.2 of the Disclosure Schedule as subsidiaries are referred to herein as the “Subsidiaries” and each as a “Subsidiary.” Except as set forth on Section 2.2 of the Disclosure Schedule and except for the Company’s interests in the Subsidiaries, neither the Company nor any of the Subsidiaries directly or indirectly owns or has the right to acquire any equity interest in any other corporation, partnership, limited liability company, joint venture, trust or other business organization. Each Subsidiary is duly organized, validly existing and in good standing under the laws of the state or jurisdiction in which it is organized, as set forth on Section 2.2 of the Disclosure Schedule. Each of the Subsidiaries has full power and authority to own, lease and operate its properties and to carry on the Business.

2.3. Foreign Qualifications. The Company and each of its Subsidiaries are duly qualified and authorized to do business and are in good standing in each of the jurisdictions listed on Section 2.3 of the Disclosure Schedule. Neither the Company nor any of its Subsidiaries is required to qualify to do business as a foreign entity in any other jurisdiction, except where the failure to do so would not have a Material Adverse Effect.

2.4. Due Authorization; No-Conflict. The Company has full power and authority and, upon approval of the Transactions by the Equityholders, will have taken all required action on its part (including board and stockholder approval) necessary to permit it to execute and deliver and to carry out the terms of this Agreement and the other agreements, instruments and documents of the Company contemplated hereby. Each Subsidiary has full power and authority and has taken all required action on its part (including board and stockholder approval) necessary to permit it to execute and deliver and to carry out the terms of each agreement, instrument and document of such Subsidiary contemplated hereby. Except for the filing of the Delaware Certificate and as specified on Section 2.4 of the Disclosure Schedule, no consent, order, authorization, approval, declaration or filing, including, without limitation, any consent, approval or authorization of or declaration or filing with any governmental or non-governmental authority or any party to a Material Contract (as hereinafter defined), is required on the part of the Company or any Subsidiary for or in connection with its execution, delivery or performance of this Agreement or any of the other agreements, documents and instruments contemplated hereby (the “Required Consents”). Subject to obtaining the Required Consents specified on Section 2.4 of the Disclosure Schedule, the execution, delivery and performance of this Agreement and the other agreements, documents and instruments contemplated hereby by the Company and the Subsidiaries will not result in any violation of, be in conflict with, constitute a default under, or cause the acceleration of any obligation or loss of any rights under, any Legal Requirement, agreement, contract, instrument, charter, by-laws, operating agreement, partnership agreement, organizational document, license, permit, authorization, franchise or certification to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound except for such violations, conflicts, defaults or acceleration that would not have a Material Adverse Effect.

2.5. Validity and Enforceability. This Agreement is, and each of the other agreements, documents and instruments contemplated hereby to which the Company is a party shall be when executed and delivered by the Company, the valid and binding obligations of the Company enforceable in accordance with its terms, subject only to the effect, if any, of applicable bankruptcy and similar laws affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies. Each agreement, document and instrument contemplated hereby to which any Subsidiary is a party shall be, when executed and delivered by such Subsidiary, the valid and binding obligations of such Subsidiary enforceable in accordance with its terms, subject only to the effect, if any, of applicable bankruptcy and similar laws affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies.

2.6. Capitalization.

(a) The Company’s authorized and outstanding capital units, including a list of the holders thereof and the number of units of each class or series of equity interests held by each stockholder, is as set forth on Section 2.6(a) of the Disclosure Schedule. The Company Equity Interests constitute all of the Company’s outstanding equity interests and are duly authorized, validly issued, fully paid and nonassessable. The offer, issuance and sale of the Company Equity Interests were made in compliance with all applicable federal and state securities laws and all applicable preemptive and similar rights. Except as set forth on Section 2.6(a) of the Disclosure Schedule, there are no outstanding options, warrants, convertible or exchangeable securities or other rights that could, directly or indirectly, obligate the Company to issue equity interests or other securities.

(b) Each Subsidiary’s authorized and outstanding capital stock or other securities are as set forth on Section 2.2 of the Disclosure Schedule. Each Subsidiary’s outstanding capital stock and other securities are owned beneficially and of record by the Persons (as hereinafter defined) and in the amounts set forth on Section 2.2 of the Disclosure Schedule and are duly authorized, validly issued, fully paid and nonassessable. The offer, issuance and sale of such shares of capital stock and other securities were made in compliance with all applicable federal and state securities laws and all applicable preemptive and similar rights. There are no outstanding options, warrants, convertible or exchangeable securities or other rights that could, directly or indirectly, obligate any Subsidiary to issue shares of its capital stock or other securities. As used herein, “Person” means any natural person or corporation, limited liability company, partnership, trust or other entity.

(c) There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company or any Subsidiary.

(d) Except as described on Section 2.6(d) of the Disclosure Schedule, there are no agreements, written or oral, relating to the equity interests of the Company or any Subsidiary including, without limitation, the acquisition, disposition, repurchase, voting or registration thereof.

(e) Neither the Company nor any Subsidiary is subject to any obligation (contingent or otherwise) to redeem, purchase or otherwise acquire or retire any of its equity interests. Except as described on Section 2.6(e) of the Disclosure Schedule, no Person has any right of first offer, right of first refusal, preemptive right or other similar right in connection with the issuance or sale of the outstanding securities of any Subsidiary or the Company equity interests, or with respect to any future offer, sale or issuance of securities by the Company or any Subsidiary.

(f) To the Company’s knowledge, not more than thirty-five (35) of the Equityholders are not “accredited investors”, as defined pursuant to Rule 501(a) promulgated by the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended, and each Equityholder that is not an “accredited investor” has knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of the Transaction.

2.7. Financial Information.

(a) Attached to Section 2.7 of the Disclosure Schedule are the unaudited, consolidated balance sheet of the Company and the Subsidiaries as at December 31, 2012, December 31, 2013, and November 30, 2014, and the unaudited, consolidated statements of cash flows, income and stockholders’ equity of the Company for the eleven-month period then ended. The November 30, 2014 balance sheet is sometimes referred to herein as the “Balance Sheet” and the date thereof is sometimes referred to as the “Balance Sheet Date”.

(b) As used herein, “Financial Statements” means the financial statements referenced in clause (a) above. The Financial Statements and the notes thereto, if any, (i) are complete and accurate in all material respects and fairly present the financial condition of the Company and its Subsidiaries at the respective dates thereof and the results of operations for the periods then ended, and (ii) were prepared in accordance with the books and records of the Company and its Subsidiaries in accordance with the Accounting Principles. None of the Financial Statements contains any material, non-recurring items, except as expressly set forth therein.

(c) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions of the Company and its Subsidiaries are executed in accordance with management’s general or specific authorizations; (ii) transactions of the Company and its Subsidiaries are recorded as necessary to permit preparation of financial statements in conformity with the Accounting Principles and to maintain asset accountability; and (iii) access to assets of the Company and its Subsidiaries is permitted only in accordance with management’s general or specific authorization. Except as set forth in Section 2.7(c) of the Disclosure Schedule, the Company is in material compliance with its system of internal accounting controls.

2.8. No Material Adverse Changes. Since the Balance Sheet Date, other than as shown on Section 2.8 of the Disclosure Schedule, (a) the Company and each Subsidiary has operated only in the usual and ordinary course of business, (b) there has been no event or condition which individually, or together with any other events or conditions, has had or could reasonably be expected to have a Material Adverse Effect, and (c) the Company and its Subsidiaries have complied with the covenants set forth in Section 4.2 of this Agreement as if this Agreement had been executed as of the Balance Sheet Date.

2.9. Material Contracts. Section 2.9 of the Disclosure Schedule sets forth a complete and accurate list, in each case whether written or unwritten, of all of the following contracts, agreements and arrangements with respect to the Company or any Subsidiary:

(a) contracts with respect to which the Company or any Subsidiary has any liability or obligation involving more than $20,000, contingent or otherwise, during calendar year 2014 or any calendar year following 2014;

(b) contracts under which the amount payable by the Company or any Subsidiary is dependent on the revenue, income or other similar measure of the Company, any Subsidiary or any other Person;

(c) licenses, leases, contracts, agreements and other arrangements with respect to any material property of the Company or any Subsidiary, including without limitation, distribution, sales and supply contracts;

(d) contracts, instruments and arrangements relating to any Indebtedness or the guarantee thereof;

(e) contracts and other arrangements of the Company or any Subsidiary with any officer, director, manager, stockholder, member or Affiliate of the Company or any Subsidiary or any of their respective relatives or Affiliates;

(f) contracts or other arrangements which place any material limitation on the method of conducting or scope of the Business including, without limitation, any agreement that contains any exclusivity, most favored nation, non-competition, right of first refusal, non-solicitation or no-hire provisions;

(g) employment, severance, consulting, deferred compensation, collective bargaining (or contract with any labor union, work counsel and similar agreements), benefits and similar plans, agreements, contracts or other arrangements involving the Company or any Subsidiary;

(h) contracts relating to or involving any franchise, partnership, joint venture or other similar arrangement;

(i) contracts with respect to mergers or acquisitions, sales of securities or material assets, or investments by the Company or any Subsidiary;

(j) contracts with governmental agencies, departments or authorities;

(k) strategic alliance, co-marketing, co-promotion, co-packaging, joint development or similar agreements;

(l) any agreement containing provisions requiring the Company or any Subsidiary to indemnify any other Person (other than customers in the ordinary course of business) pursuant to which the amount of the indemnification exceeds $25,000; and

(m) agreements, contracts, instruments, commitments, plans or other arrangements of the Company or any Subsidiary outside of the ordinary course of business, not otherwise disclosed pursuant to the Disclosure Schedule; and

(n) other agreements, contracts, instruments, commitments, plans or other arrangements of the Company or any Subsidiary which are material to the Business or which a reasonable purchaser would consider important in deciding whether or not to acquire the Company and which are not otherwise disclosed pursuant to the Disclosure Schedule.

All the foregoing (whether written or unwritten), including all amendments or modifications thereto, all Real Estate Leases (as hereinafter defined) and all IP Licenses (as hereinafter defined) are sometimes collectively referred to as “Material Contracts.” The Company has furnished to the Purchaser true, correct and complete copies of all Material Contracts (or descriptions thereof, in the case of oral contracts). Each Material Contract is valid, binding and in full force and effect with respect to the Company and/or any Subsidiary and, to the knowledge of the Company, any other party thereto. The Company and/or each Subsidiary is in compliance with and has not defaulted or breached, or received written notice that they have defaulted or breached, in any material respect, any Material Contract. To the knowledge of the Company, there is no event or condition which has occurred or exists which constitutes or which, after the giving of notice, with lapse of time, or otherwise, could constitute a default or breach under any such Material Contract by the Company and/or any Subsidiary, in any material respect, or, to the knowledge of the Company, any other party thereto, or could cause the acceleration of any obligation or loss of any rights of any party thereto or give rise to any right of termination or cancellation thereof. For purposes of this agreement, the “knowledge of the Company” or any similar phrase shall be deemed to include the knowledge of the Subsidiaries and shall mean the actual knowledge after reasonable investigation of Ed Wilson, Malcolm CasSelle, Mitchell Chun, Benjamin Feinman, Nathan Haugo and Jack Flanagan.

2.10. Real Property.

(a) Neither the Company nor any Subsidiary owns any real property.

(b) Schedule 2.10(b) sets forth each interest in real property (including all land, buildings, easements, rights of way and other real property rights) leased by the Company or any Subsidiary, the lessor of such leased property, and each lease or any other arrangement under which such property is leased (the “Leased Property”). Each of the leases set forth on Section 2.10(b) (the “Real Estate Leases”) is in full force and effect and is legal, valid, binding, and enforceable against the Company or Subsidiary, as applicable, and, to the knowledge of the Company, the other parties thereto, except to the extent that such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

(c) Neither the Company nor any Subsidiary nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any Real Estate Lease, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or any Subsidiary or, to the knowledge of the Company, any other party under any

Real Estate Lease, other than any such breaches, violations or defaults that would not have, individually or in the aggregate, a Material Adverse Effect.

2.11. Personal Property and Assets. The Company and each Subsidiary has good title to or a valid leasehold or license interest in each material item of personal property used by it in the Business, free and clear of all Liens. All material tangible assets of the Company and each Subsidiary are in good operating condition and repair, normal wear and tear excepted, and are adequate to conduct the operations of the Company and its Subsidiaries as currently conducted. The assets and properties of the Company and each Subsidiary include all assets and properties necessary for or currently used in the conduct of the Business, and are adequate to conduct the operations of the Company and the Subsidiaries as currently conducted.

2.12. Intellectual Property.

(a) As used in this Agreement, the following terms have the meanings indicated:

(i) “Intellectual Property” means all intellectual property rights of every kind including all: (A) patents, patent applications, provisional patents and utility models and applications therefor and equivalent or similar rights anywhere in the world in inventions and discoveries, including invention disclosures; (B) trademarks, service marks, trade dress, trade names, logos and corporate names (in each case, whether registered or unregistered) and registrations and applications for registration thereof; (C) copyrights (whether registered or unregistered) and registrations and applications for registration thereof; (D) rights in data, databases or other compilations of fact; (E) industrial designs and any registrations and applications therefor, and all other rights corresponding thereto throughout the world; (F) trade secrets and other confidential or proprietary information (including without limitation, ideas, formulae, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, marketing and other business systems, research and development information, drawings, specifications, designs, plans, proposals, financial and marketing plans and customer and supplier lists and information); (G) uniform resource locator and World Wide Web addresses and domain names and applications and registrations therefor; (H) works of authorship including without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, records, data and mask works; (I) right to claim authorship to or to object to any distortion, mutilation, or other modification or other derogatory action in relation to a work, whether or not such would be prejudicial to the author’s reputation, and any similar right, existing under common or statutory law of any country in the world or under any treaty; and (J) goodwill associated with any of the foregoing.

(ii) “Company Intellectual Property” means all Intellectual Property owned, licensed or used by the Company or any Subsidiary or necessary for the creation, production, distribution, marketing, offering or sale of any Company Products.

(iii) “Company Products” means all of the products marketed, licensed, sold or offered for sale by the Company or any Subsidiary (including, without limitation, all content, software (including object code and source code), firmware, databases, interfaces, systems, and other items designed, developed, manufactured, sold, hosted or otherwise made available by or on behalf of the Company or any Subsidiary) and all components, prior versions and releases thereof, and any services performed by or on behalf of the Company or any Subsidiary, in each case whether or not currently offered or distributed.

(b) Section 2.12(b) of the Disclosure Schedule contains a complete and accurate list of all Company Intellectual Property, as well as any applied for patents to which an application has not yet been filed.

(c) Section 2.12(c) of the Disclosure Schedule contains a complete and accurate list of (i) all licenses and other rights granted by the Company or any Subsidiary to any Person with respect to any Company Intellectual Property (other than licenses to customers in the ordinary course of business) (“Outbound License Agreements”), and (ii) all licenses and other rights granted by any Person to the Company or any Subsidiary with respect to any Company Intellectual Property (excluding commercial “off the shelf,” “shrinkwrap,” “web-wrap,” “click-wrap,” and “browse-wrap” software licensed to the Company or any Subsidiary in the ordinary course of business and easily obtainable without material expense and excluding any open source software licenses described in Section 2.12(l) of the Disclosure Schedule) (“Inbound License Agreements”) (collectively for clauses (i) and (ii), the “IP Licenses”). The Company and each Subsidiary is in material compliance with all of its obligations pursuant to the IP Licenses. Neither the Company nor any Subsidiary is or will be required to pay any currently due, future or ongoing royalties or other compensation to any third parties in respect of its ownership or use of any Company Intellectual Property, other than payments in the ordinary course of business for so-called “off the shelf” products or “shrink wrap” software.

(d) The Company or any Subsidiary, as applicable, owns, holds, or is a party to valid licenses (sufficient for the conduct of its Business), rights or titles in and to all Intellectual Property necessary for or currently used in the conduct of its Business or for the manufacture, production, distribution, marketing, performance, sale or support of any Company Products. To the knowledge of the Company, neither the Company nor any Subsidiary has violated, misappropriated or infringed, or is violating, misappropriating or infringing or, by conducting its Business, will violate, misappropriate or infringe any Intellectual Property of any other Person and, there are no violations, misappropriations or infringements by any Person of any Company Intellectual Property. Neither the Company nor any Subsidiary has received any notice or communication from any Person claiming any violation, misappropriation or infringement by the Company or any Subsidiary of another Person’s Intellectual Property rights (and the Company and each Subsidiary is aware of no basis for any such notice, communication or claim).

(e) Each item of Company Intellectual Property is in material compliance with all Legal Requirements, is valid and subsisting and all necessary registration, maintenance and renewal fees in connection with such Company Intellectual Property have been paid to the extent applicable, and all necessary documents and certificates in connection with such Company Intellectual Property have been filed with the relevant authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Intellectual Property. To the knowledge of the Company, there is no threatened or reasonably foreseeable loss or expiration of any Company Intellectual Property and the Transactions do not and will not result in the loss or expiration of any license or of any Intellectual Property rights of the Company.

(f) The Company and each Subsidiary have taken steps that are reasonably required to protect its rights in, and the confidentiality of, the Intellectual Property developed by or on behalf of, and all other confidential or proprietary information belonging to, the Company or such Subsidiary or provided by any other Person to the Company or such Subsidiary. Without limiting the foregoing, the Company and each Subsidiary has, and enforces, a policy requiring each of its employees, consultants and contractors to execute enforceable proprietary information, assignment of inventions and confidentiality agreements assigning all rights in any Company Intellectual Property to the Company or such Subsidiary, copies of which will be provided to the Purchaser prior to Closing, and all current employees and former employees and all consultants and contractors of the Company or such Subsidiary, have executed such an agreement. To the knowledge of the Company, no employee of the Company or any Subsidiary is obligated under any agreement or commitment, or subject to any judgment, decree or order of any court or administrative agency, that could interfere with such employee’s duties to the Company, or that could conflict with the conduct of the Business.

(g) To the knowledge of the Company, no third party has claimed or has reason to claim that any person employed by or affiliated with the Company or any Subsidiary has: (i) violated or may be violating any of the terms or conditions of such person’s employment, non-competition, non-disclosure or similar agreement with such third party; or (ii) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party. To the knowledge of the Company, no person employed by or affiliated with the Company or any Subsidiary has used or proposes to use any trade secret or any information or documentation proprietary to any other Person in connection with the Business or any Company Products.

(h) Neither the Company nor any Subsidiary has (i) transferred ownership of, or entered into any agreement under which it has, or may have, the obligation to transfer any ownership of, or granted any exclusive license to use or distribute (or entered into any agreement under which it has, or may have, the obligation to grant any exclusive license to use or distribute), or authorized the retention of any exclusive rights to use or joint ownership of, any Company Intellectual Property, to or by any other Person, (ii) permitted the rights of the Company or any Subsidiary in such Company Intellectual Property to lapse or enter the public domain, (iii) entered into any agreement under which it has granted any covenant not to sue, assert or exploit any Company Intellectual Property, or (iv) entered into any agreement under which it has granted any Person the right to bring a lawsuit for infringement or misappropriation of any Company Intellectual Property.

(i) Except as set forth in Section 2.12(i) of the Disclosure Schedule, to the extent that any Intellectual Property has been developed or created by a third party for the Company or any Subsidiary and is incorporated into any Company Products, the Company or a Subsidiary has a written agreement with such third party with respect thereto and the Company thereby either: (i) has obtained ownership of, and is the exclusive owner of, all rights in such Intellectual Property; or (ii) has obtained a perpetual, royalty-free, fully paid-up license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party’s rights in such Intellectual Property.

(j) No government, military or quasi-governmental funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of any Company Intellectual Property. To the knowledge of the Company, no current or former employee, consultant or independent contractor of the Company, who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has: (i) performed services for a Governmental Entity, university, college or other educational institution or research center, or any other entity or person during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or such Subsidiary; or (ii) entered into a contract granting such an entity an exclusive license to any Company Intellectual Property.

(k) The Company and each Subsidiary, as applicable, owns or has valid licenses for, and possesses, all of the source code for all Company Products owned, distributed or presently supported by the Company or such Subsidiary.

(l) All copies of any Company or Subsidiary software distributed in connection with the Business have been distributed solely in object code form, and such distribution was (and to the knowledge of the Company currently is) subject to a valid, existing and enforceable license agreement. Neither the Company nor any Subsidiary has provided (nor are or will be obligated to provide) the source code for any of its software to any other Person or, by license, transfer, escrow or otherwise, permitted any other Person to obtain any of its source code. Except for the software listed in Section 2.12(l) of the Disclosure Schedule, none of the software owned or used by the Company or any Subsidiary incorporates, includes, is distributed together with, was developed with or is compiled with, linked with or otherwise dependent on any open source, free software, community source, shareware, freeware or other code licensed under any similar licensing arrangement (“Open Source Materials”). Section 2.12(l) of the Disclosure Schedule describes the manner in which these Open Source Materials were used, including the license under which each of the Open Source Materials is licensed to the Company or any Subsidiary. The Company and each Subsidiary has complied with all of the requirements of each license applicable to any Open Source Materials used by it.

2.13. Warranty Claims. Since April 30, 2012, there have been no material claims against the Company or any Subsidiary alleging any defects in the Company’s or any Subsidiary’s services or products, or alleging any failure of such products or services of the Company or any Subsidiary to meet applicable specifications, warranties or contractual commitments. The Company’s and each Subsidiary’s products and services are free from material defects and perform in all material respects in accordance with all applicable specifications, warranties and contractual commitments.

2.14. Business Relationships. Section 2.14 of the Disclosure Schedule sets forth a list of (a) the twenty largest customers of the Company and its Subsidiaries measured by dollar value during the twelve calendar months ended as of the Balance Sheet Date and (b) the top [ten] vendors to the Company and its Subsidiaries based on the aggregate dollar value during the twelve calendar months ended as of the Balance Sheet Date. To the knowledge of the Company, the Company’s and its Subsidiaries’ relationships with their customers, suppliers, vendors and service providers are good commercial working relationships. Since the Balance Sheet Date, no customer representing more than $25,000 of consolidated annualized revenues and no significant supplier, vendor or service provider (x) has terminated or, to the knowledge of the Company threatened to terminate, its relationship with the Company or any Subsidiary, (y) has decreased or limited materially or, to the knowledge of the Company threatened to decrease or limit materially, the services, supplies or materials supplied to or purchased from the Company or any Subsidiary, or (z) has materially changed or, to the knowledge of the Company threatened to change materially, its business relationship with the Company or any Subsidiary.

2.15. Regulatory and Legal Compliance. The Company and each Subsidiary is in compliance in all material respects with all Legal Requirements. Since April 30, 2012, neither the Company nor any Subsidiary has received any notice from any governmental authority or any other Person of any alleged violation or noncompliance. As used herein, the term “Legal Requirements” means, with respect to any Person, all foreign, federal, state and local statutes, laws, ordinances, judgments, decrees, orders, rules, regulations, policies and guidelines applicable to such Person.

2.16. Tax Matters.

(a) Definitions. For purposes of this Agreement, the following definitions shall apply:

(i) “Tax” or “Taxes” means all taxes, charges, fees, levies, penalties, additions or other assessments imposed by any foreign, federal, state or local taxing authority, including, but not limited to, income, excise, property, sales, use, transfer, franchise, payroll, withholding, value added, social security or other taxes, charges or assessments, including any interest, penalties or additions attributable thereto.

(ii) “Tax Returns” means all reports, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed in connection with, any Taxes and any schedules attached to or amendments of (including refund claims with respect to) any of the foregoing.

(b) Except as set forth on Section 2.16(b) of the Disclosure Schedule: (i) all Tax Returns required to be filed by or on behalf of the Company or any of the Subsidiaries have been duly filed on a timely basis; (ii) such Tax Returns are true, complete and correct in all material respects; (iii) all Taxes which are due by the Company or any of the Subsidiaries prior to the Closing for or with respect to any taxable period or partial taxable period ending on or before the Closing Date, whether or not stated as due on such Tax Returns, have been paid or will be timely paid by the Company and the Subsidiaries, respectively, prior to the Closing; (iv) the Purchaser has been supplied with true and complete copies of each Tax Return of the Company or any of the Subsidiaries, including each franchise or excise Tax Return based on income filed for the last three taxable years; (v) neither the Company nor any Subsidiary (A) has ever been audited or received notice of initiation thereof by any governmental taxing authority for which the statute of limitations for assessment of Taxes remains open, (B) has ever extended any applicable statute of limitations regarding Taxes for which the statute of limitations for assessment of Taxes remains open, (C) is currently the beneficiary of any extension of time within which to file any Tax Return, (D) is liable, contractually or otherwise, for the Taxes of any other Person (other than withholding Taxes arising in the ordinary course of business), (E) has agreed to or is required to make any adjustment under Section 481(a) of the Internal Revenue Code of 1986, as amended (the “Code”), or 263A of the Code (as a result of the Transactions or otherwise), (F) has ever made any payments, is obligated to make any payments, or is a party to any agreement or arrangement that under certain circumstances could obligate it to make any payments that may not be deductible under Section 280G, 404 or 162(m) of the Code, (H) is a party to any allocation or sharing agreement with respect to Taxes, (G) has ever participated in the filing of any consolidated, combined or unitary Tax Return, and (H) has received notice of any claim by any authority in any jurisdiction where it does not file Tax Returns that it (or the Equityholders) is or may be subject to any Taxes or future taxation in such jurisdiction; (vi) all Taxes which the Company and each Subsidiary is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper governmental entity or third party; (vii) each of Equityholders is a “United States person” as such term is used in Code Section 1445; and (viii) the Company has been classified as a partnership for U.S. federal income tax purposes at all times since its formation.

(c) The Purchaser has been supplied with the Tax Return workpapers of the Company and its Subsidiaries and other Tax related information, which accurately set forth the tax basis of the Company’s consolidated assets and the amount of its consolidated liabilities and tax attributes, if any.

(d) Neither the Company nor any Subsidiary is a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

(e) There has never been an ownership change (within the meaning of Section 382 of the Code) with respect to the Company.

(f) Neither the Company nor any Subsidiary has engaged in a transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(2), or otherwise identified as a tax avoidance transaction.

(g) Neither the Company nor any Subsidiary is a party to any nonqualified deferred compensation plan that fails to meet the requirements of Section 409A(a)(2), (3) and (4) of the Code or is not operated in accordance with such requirements.

2.17. Litigation. Except as set forth on Section 2.17 of the Disclosure Schedule, since April 30, 2012, no action, arbitration, suit, proceeding or investigation is pending or, to the knowledge of the Company, threatened against the Company, any Subsidiary or, to the knowledge of the Company, against any stockholder, member, officer, director, manager or employee of the Company or any Subsidiary in relation to the affairs of the Company or any Subsidiary. Except as expressly set forth on Section 2.17 of the Disclosure Schedule, the matters disclosed on such Schedule will be covered by the Company’s insurance policies.

2.18. Employees and Compensation.

(a) The Company and each Subsidiary is in compliance in all material respects with all applicable Legal Requirements respecting employment and employment practices in the jurisdictions within which they operate including, without limitation, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, as amended, ERISA (as hereinafter defined), and state fair employment practices laws.

(b) Neither the Company’s nor any Subsidiary’s employees are represented by a union, and there is no labor strike, dispute, arbitration, grievance, slowdown, stoppage, organizational effort, dispute or proceeding by or with any employee or former employee of the Company or any Subsidiary or any labor union pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary.

(c) Section 2.18 of the Disclosure Schedule sets forth a complete list of all employees of and consultants to the Company and each Subsidiary, with annual compensation in excess of $50,000, showing hourly rate or salary or other basis of compensation, other benefits accrued as of a recent date and job function. To the knowledge of the Company, no officer or key employee of the Company or any Subsidiary intends to terminate his or her employment with the Company or any Subsidiary.

2.19. ERISA; Compensation and Benefit Plans.

(a) Section 2.19(a) of the Disclosure Schedule sets forth all employee compensation and benefit plans, agreements, commitments, practices or arrangements of any type (including, but not limited to, accrued vacation, accrued sick time and earned time off, and plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) offered, maintained or contributed to by the Company or any Subsidiary for the benefit of current or former employees or directors of the Company or any Subsidiary, or with respect to which the Company or any Subsidiary has or may have any liability, whether direct or indirect, actual or contingent (including, but not limited to, liabilities arising from affiliation under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA) (collectively, the “Benefit Plans”), and includes a written description of all oral Benefit Plans.

(b) With respect to each Benefit Plan, the Company and each Subsidiary has made available to the Purchaser true and complete copies of: (i) any and all plan texts and agreements (including, but not limited to, trust agreements, insurance contracts and investment management agreements); (ii) any and all material employee communications (including all summary plan descriptions and material modifications thereto); (iii) the two most recent annual reports, if applicable; (iv) the most recent annual and periodic accounting of plan assets, if applicable; (v) the most recent determination letter received from the Internal Revenue Service (the “Service”), if applicable; and (vi) in the case of any unfunded or self-insured plan or arrangement, a current estimate of accrued and anticipated liabilities thereunder.

(c) With respect to each Benefit Plan: (i) if intended to qualify under Section 401(a) of the Code, to the knowledge of the Company (1) such plan so qualifies, and its trust is exempt from taxation under Section 501(a) of the Code, (2) no breach of fiduciary duty has occurred with respect to which the Company or any Subsidiary or any Benefit Plan may be liable or otherwise damaged in any material respect, (3) no “prohibited transaction” (within the meaning of either Section 4975(c) of the Code or Section 406 of ERISA) has occurred with respect to which the Company or any Subsidiary or any Benefit Plan may be liable or otherwise damaged in any material respect, and (4) all contributions or benefit payments made or required to be made under such plan meet the requirements for deductibility under the Code; (ii) to the knowledge of the Company, such plan has been administered and enforced in accordance with its terms and all applicable Legal Requirements in all material respects; (iii) no material disputes nor any audits or investigations by any governmental authority are pending or, to the knowledge of the Company, threatened; (iv) to the knowledge of the Company, any contributions, premiums, and other payment obligations have been made on a timely basis; (v) the Company and each Subsidiary has expressly reserved in itself the right to amend, modify or terminate such plan, or any portion of it, at any time without liability to itself; and (vi) no such plan requires the Company or any Subsidiary to continue to employ any employee or director.

(d) No Benefit Plan is, or has ever been, subject to Title IV of ERISA.

(e) With respect to each Benefit Plan which provides welfare benefits of the type described in Section 3(1) of ERISA: no such plan provides medical or death benefits with respect to current or former employees or directors of the Company or any Subsidiary beyond their termination of employment, other than coverage mandated by Sections 601-608 of ERISA and 4980B(f) of the Code, (ii) each such plan has been administered in compliance with Sections 601-609 of ERISA and 4980B(f) of the Code; (iii) no such plan is or is provided through a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA; and (iv) no such plan has reserves, assets, surpluses or prepaid premiums.

(f) Except as set forth in Section 2.19(f) of the Disclosure Schedule, the consummation of the Transactions contemplated by this Agreement will not (i) entitle any individual to severance pay, (ii) accelerate the time of payment or vesting under any Benefit Plan, or (iii) increase the amount of compensation or benefits due to any individual.

2.20. Environmental Matters. The ownership and use of the Company’s and each Subsidiary’s premises and assets, the occupancy and operation thereof, and the conduct of the Company’s and each Subsidiary’s operations and business, are in compliance in all material respects with all applicable Legal Requirements relating to pollution, environmental protection, hazardous substances and related matters. Since January 1, 2011, neither the Company nor any Subsidiary has received any notice from any governmental authority or any other Person of any alleged violation or noncompliance with such Legal Requirements.

2.21. Insurance. The Company and its Subsidiaries are insured under the insurance policies listed on Section 2.21 of the Disclosure Schedule. Each such insurance policy is valid and in full force and effect and, to the knowledge of the Company, adequate to insure against all liabilities, claims and risks against which it is customary for companies similarly situated as the Company and its Subsidiaries to insure. The Company and its Subsidiaries are in compliance in all material respects with the terms and provisions of such insurance policies. Except as disclosed on Section 2.21 of the Disclosure Schedule, as of the date hereof, there are no pending material claims under any such insurance policy as to which the respective insurers have denied coverage.

2.22. Affiliate Transactions. Except as set forth on Section 2.22 of the Disclosure Schedule, (a) neither the Company nor any Subsidiary is a party to any contract or arrangement with, or indebted, either directly or indirectly, to any of its officers, directors, managers, members or stockholders, or, to the knowledge of the Company, any of their respective Affiliates, (b) none of the Company’s officers, directors, managers, members or stockholders, or, to the knowledge of the Company, any of their respective Affiliates, is indebted to the Company or any Subsidiary, (c) to the knowledge of the Company, none of the Company’s officers, directors, managers, members or stockholders, or any of their respective Affiliates, has any direct or indirect ownership interest in, or any contractual or business relationship with, any Person with which the Company or any Subsidiary is or was Affiliated or with which the Company or any Subsidiary has a business relationship, or any Person which, directly or indirectly, competes with the Company or any Subsidiary and (d) to the knowledge of the Company, none of the Company’s officers, directors, managers, members or stockholders have any interest in any property, real or personal, tangible or intangible, including inventions, copyrights, trademarks, or trade names, used in or pertaining to the business of the Company, or any supplier, distributor or customer of the Company, except for the normal rights of a stockholder, and except for rights under existing employee benefit plans. As used in this Agreement, “Affiliate” means, with respect to any Person, a Person that, directly or indirectly is controlled by, controls, or is under common control with such Person. As used in the preceding sentence, “control” shall mean and include, but not necessarily be limited to, (a) the ownership of 10% or more of the voting securities or other voting interests of any Person, or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. In the case of a natural person, “Affiliate” shall also include any relative of such person and any trust or other entity of which any such relative is a party or a current or contingent beneficiary.

2.23. Absence of Material Undisclosed Liabilities. Except for (a) as reflected on the Balance Sheet and other similar amounts incurred in the ordinary course of business since the Balance Sheet Date, and (b) obligations of future performance under a Material Contract and under other contracts entered into in the ordinary course in accordance with this Agreement which are not required to be listed on the Disclosure Schedule, as of the Closing Date, none of the Company or any of its Subsidiaries will have any material liabilities or obligations, whether absolute, accrued, contingent or otherwise, and whether due or to become due.

2.24. Brokers. No finder, broker, agent, financial advisor or other intermediary who has acted on behalf of the Equityholders, the Company or any Subsidiary in connection with the negotiation or consummation of this Agreement or the Transactions is entitled to any fee, payment, commission or other consideration from the Purchaser or the Merger Sub in connection therewith as a result of any arrangement made by any of them.

2.25. Certain Payments. Neither the Company, nor to the knowledge of the Company, any Person acting on behalf of the Company has, directly or indirectly, on behalf of or with respect to the Company: (i) made an unreported political contribution, (ii) made or received any payment which was not legal to make or receive, (iii) engaged in any material transaction or made or received any material payment which was not properly recorded on the books of the Company, (iv) created or used any “off-book” bank or cash account or “slush fund,” or (v) engaged in any conduct constituting a violation of the Foreign Corrupt Practices Act of 1977.

2.26. Licenses and Permits. Section 2.26 of the Disclosure Schedule sets forth all material Licenses and Permits held by the Company and each Subsidiary or, to the extent relevant to the Business, each employee of the Company and its Subsidiaries. The Company and each Subsidiary is in compliance in all material respects with such Licenses and Permits, all of which are in full force and effect and will be in full force and effect immediately after giving effect to the Transactions. There are no other Licenses and Permits which are material to the Company, any Subsidiary or the Business which the Company or any Subsidiary is required to obtain for the conduct of the Business. To the knowledge of the Company, there is no threatened suspension, revocation or invalidation of any of the Licenses and Permits set forth on Section 2.26 of the Disclosure Schedule or any basis therefor. As used in this Agreement, “Licenses and Permits” means all licenses, permits, accreditations, authorizations, franchises, certifications, clearances, approvals and consents of Governmental Entities and non-Governmental Entities

2.27. Bank Accounts. Section 2.27 of the Disclosure Schedule sets forth the account numbers and names of each bank, broker or other depository institution at which the Company or any Subsidiary maintains a depository account.

2.28. Disclosure. The representations, warranties and other statements of the Company contained in this Agreement and the other documents, certificates and written statements furnished to the Purchaser by or on behalf of the Company pursuant hereto, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which made, not misleading.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND THE MERGER SUB

The Purchaser and the Merger Sub represent and warrant to the Company that each of the statements contained in this ARTICLE 3 is true and correct and will be true and correct as of the Closing Date:

3.1. Organization. Purchaser is a corporation duly organized and validly existing under the laws of the State of Delaware. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware.

3.2. Authority; No-Conflict. Each of the Purchaser and the Merger Sub has full power and authority and has taken all required action on its part (including board and stockholder approval) necessary to permit it to execute and deliver and to carry out the terms of this Agreement and the other agreements, instruments and documents of the Purchaser and the Merger Sub contemplated hereby. Except for the filing of the Delaware Certificate, no consent, approval or authorization of or declaration or filing with any governmental or non-governmental authority or any party to any contract with the Purchaser or the Merger Sub is required on the part of the Purchaser or the Merger Sub for or in connection with its execution, delivery or performance of this Agreement and the other agreements, documents and instruments contemplated hereby. The execution, delivery and performance of this Agreement and the other agreements, documents and instruments contemplated hereby by the Purchaser and the Merger

Sub will not result in any violation of or be in conflict with any Legal Requirement, charter, by-laws, operating agreement, partnership agreement or other organizational document to which the Purchaser or the Merger Sub is a party or by which the Purchaser or the Merger Sub is bound.

3.3. Validity and Enforceability. This Agreement is, and each of the other agreements, documents and instruments contemplated hereby to which the Purchaser and the Merger Sub are a party shall be when executed and delivered by the Purchaser and the Merger Sub, the valid and binding obligations of the Purchaser and the Merger Sub, respectively, enforceable in accordance with its terms.

3.4. Purchaser Common Stock. The Purchaser Common Stock which constitutes a portion of the Merger Consideration has been duly authorized, and upon consummation of the Transactions and issuance of such Purchaser Common Stock pursuant to the terms of this Agreement, will be validly issued, fully paid and nonassessable and free of all liens and charges, other than pursuant to applicable securities law, and will not be subject to preemptive or similar rights.

ARTICLE 4

COVENANTS OF THE COMPANY AND THE EQUITYHOLDERS

4.1. Equityholder Approval and Notice.

(a) As promptly as practicable following the execution of this Agreement, and in any event within seventy two (72) hours after the Company has received a written notice from Purchaser approving the Soliciting Materials, the Company shall deliver to the Purchaser a duly and validly executed written consent of the Equityholders having not less than the minimum number of votes necessary to approve this Agreement and the Transactions under the DLLCA and the Company’s Second Amended and Restated Limited Liability Company Agreement dated June 13, 2013, as amended (the “LLC Agreement”), and which consent includes the approval of the Principal Equityholders (the “Equityholder Written Consent”), which consent contains the irrevocable approval and adoption by such Equityholders of (i) this Agreement and the Transactions, and (ii) the appointment of Ed Wilson as the Equityholder Representative (the “Equityholder Approval”).

(b) Concurrent with distribution of the Letter of Transmittal, the Company shall (i) deliver to its Equityholders an information statement regarding the Transaction, (ii) deliver notice to its Equityholders of the Equityholder Approval, and (iii) solicit the Equityholders who have not already executed the Equityholder Written Consent to approve the matters set forth in Section 4.1 (collectively, the “Soliciting Materials”). The Soliciting Materials shall be subject to prior review and approval by the Purchaser, not to be unreasonably withheld, delayed or conditioned. The Company shall deliver a draft of the Soliciting Materials to the Purchaser within five (5) business days of the date hereof. Soliciting Materials sent to Equityholders shall include, without limitation, (i) information regarding the Company, the terms of this Agreement, the Merger and the Transactions, (ii) information regarding the Purchaser, (iii) the recommendation of the Board of Managers of the Company in favor of this Agreement, the Merger and the Transactions, (iv) a statement disclosing the Equityholder Approval, and (v) a copy of this Agreement. Each of the Purchaser and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Solicitation Materials or in any amendments or supplements thereto. Anything to the contrary contained herein notwithstanding, the Company shall not include in the Soliciting Materials any information with respect to the Purchaser or its affiliates or associates, the form and content of which shall not have been consented to in writing by the Purchaser prior to such inclusion.

(c) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Board of Managers of the Company shall not revoke or modify its approval of this Agreement, the Merger or the Transactions, including its recommendation in favor of this Agreement, the Merger and the Transactions.

4.2. Conduct of the Business. Unless otherwise approved in writing by the Purchaser, the Company and each Subsidiary will: (i) maintain its legal existence; (ii) use all reasonable efforts to preserve the Business and its business organization intact, retain its licenses, permits, authorizations, franchises and certifications, and preserve the existing contracts, relationships and goodwill of its customers, suppliers, vendors, service providers, personnel and others having business relations with it; (iii) conduct its business prudently and only in the ordinary course (including without limitation the collection of receivables, the payment of payables and capital expenditures, the disposition, acquisition or licensing of assets or properties and the incurrence of Indebtedness); and (iv) use all reasonable efforts to operate in such a manner as to assure that the representations and warranties of the Company set forth in this Agreement will be true and correct as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date.

In addition, except as permitted by the terms of this Agreement, without the prior written consent of Purchaser (which shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do any of the following and shall not permit its subsidiaries to do any of the following, except to the extent described on Schedule 4.2 or otherwise agreed to in writing by the Purchaser and the Company on or prior to the date hereof:

(a) Waive any equity repurchase rights, accelerate, amend or change the vesting period of any Company Equity Award, or authorize cash payments in exchange for any Company Equity Award or take any such action with regard to any warrant or other right to acquire equity interests of the Company;

(b) Grant any severance, retention or termination pay to any officer or employee except pursuant to written agreements in effect, or policies existing, on the date hereof and as previously disclosed in writing to Purchaser, adopt any new severance or retention plan, or create any retention-related pools of cash, equity interests or other payments;

(c) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Company Intellectual Property, other than non-exclusive licenses in the ordinary course of business and consistent with past practice;

(d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, equity securities or property) in respect of any equity interest or split, combine or reclassify any equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any equity interests;

(e) Purchase, redeem or otherwise acquire, directly or indirectly, any equity interests of the Company or its subsidiaries, except repurchases of unvested equity interests at cost in connection with the termination of the employment relationship with any employee pursuant to equity agreements or purchase agreements in effect on the date hereof;

(f) Issue, deliver, sell, authorize, pledge or otherwise encumber any equity interests or any securities convertible into equity interests, or subscriptions, rights, warrants or options to acquire any equity interests or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such equity interests or convertible securities.

(g) Cause, permit or propose any amendments to the Company’s formation documents or LLC Agreement or to the charter or organizational documents of any subsidiary;

(h) (i) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; (ii) otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, except in the case of this clause (ii) purchase of inventory and supplies in the ordinary course of business and consistent with past practice; or (iii) enter into any material joint ventures, strategic relationships or alliances or make any material loan or advance to, or investment in, any person, except for loans or capital contributions to a subsidiary or advances of routine business or travel expenses to employees, officers or directors in the ordinary course of business, consistent with past practice;

(i) Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of the Company;

(j) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than (i) in connection with the financing of ordinary course trade payables consistent with past practice, (ii) pursuant to existing credit facilities in the ordinary course of business, or (iii) the obligation to reimburse employees, officers or directors for reasonable travel and business expenses in the ordinary course of business, consistent with past practice;

(k) Adopt or amend any employee benefit plan or employee equity purchase or employee equity plan, or enter into or amend any employment contract or collective bargaining agreement, make any discretionary cash payments to any director or employee, adopt or implement any new bonus plans, issue any equity compensation awards, enter into any severance or retention plans or arrangements, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, or change in any material respect any management policies or procedures, except pursuant to agreements outstanding on the date hereof that have been previously disclosed in writing in a side letter dated the date hereof referencing this Section 4.1(k) that has been delivered by the Purchaser to the Company;

(l) Make any capital expenditures outside of the ordinary course of business in excess of $10,000 individually or $25,000 in the aggregate;

(m) Modify, amend or terminate any Material Contract or waive, release or assign any material rights or claims thereunder;

(n) Enter into any development services, licensing, distribution, sales, sales representation or other similar agreement or obligation with respect to any material Intellectual Property or enter into any contract of a character required to be disclosed by Section 2.9 other than such agreements entered into in the ordinary course of business consistent with past practices, including pricing and contract terms;

(o) Materially revalue any of its assets or, except as required by the Accounting Principles, make any change in accounting methods, principles or practices;

(p) Discharge, settle or satisfy any disputed claim, litigation, arbitration, disputed liability or other controversy (absolute, accrued, asserted or unasserted, contingent or otherwise), including any liability for Taxes, other than the discharge or satisfaction in the ordinary course of business consistent with past practice, or in accordance with their terms, of liabilities reflected or reserved against in the Company Balance Sheet in the ordinary course of business consistent with past practice, or waive any material benefits of, or agree to modify in any material respect, any confidentiality, standstill or similar agreements to which the Company or any of its subsidiaries is a party;

(q) enter into any contract, agreement or arrangement if consummation of any of the transactions contemplated by this Agreement (alone or in combination with any other event) or compliance by the Company with the provisions hereof will conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any security interest in any of the properties or assets of the Company or the Purchaser or any of their respective Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlement under, any provision of such contract, agreement or arrangement;

(r) Cause or permit the lapse or material modification to any insurance policies;

(s) Take any action that would cause, or fail to take any action which failure would reasonably be expected to cause, any of the representations and warranties of the Company contained herein to become untrue or inaccurate; or

(t) Agree in writing or otherwise to take any of the actions described in Sections 4.2(a) through 4.2(s) above.

4.3. Access. Until the Closing Date, if requested by the Purchaser, the Company and its Subsidiaries will permit the Purchaser and its representatives, upon reasonable advance notice and during normal business hours, access to (a) the assets, properties, records, books of account, contracts and other documents of the Company and its Subsidiaries, and (b) any employees, advisors, consultants or other personnel identified by the Purchaser. Until the Closing Date, upon the reasonable request of the Purchaser, the Company shall use good faith reasonable efforts to arrange meetings including the Purchaser with material customers and vendors of the Company and to cooperate in such meetings, provided, that any such meeting shall be led by the Company and conducted using a mutually developed and accepted communication plan for such meeting. Until the Closing Date, the Company and its Subsidiaries will (subject to restrictions imposed by applicable law) furnish promptly to the Purchaser such additional data and other information as to its affairs, assets, business, properties or prospects as the Purchaser or its representatives may from time to time reasonably request.

4.4. Efforts; Cooperation.

(a) Pending the Closing, the Company will use all reasonable efforts to cause the conditions specified in Section 7.1 to be satisfied as soon as practicable.

(b) The Company will use all reasonable efforts to obtain the Required Consents. Should any Person require as a condition to it consenting to the Transactions or otherwise providing a Required Consent, (i) the amendment, modification or replacement of any material term of any authorization, certification, franchise, license, permit or contract, or (ii) any new material terms to any authorization, certification, franchise, license, permit or contract, the Company shall not agree to the same without the prior written approval of the Purchaser. Any fee or other cost required to be incurred to obtain any Required Consent shall be borne by the Company or, if required to paid after the Closing, the Equityholders.

4.5. Stub Period Financial Statements. For the period commencing as of the date hereof and ending as of the Closing Date, the Company shall deliver to the Purchaser the (a) consolidated unaudited balance sheet of the Company for each month after the month of the most recent financial statements listed in Section 2.7, and related statements of cash flows and income for the period then ended, in each case prepared in accordance with the Accounting Principles. Such financial statements shall be delivered within ten (10) days after the end of such month or, if earlier, contemporaneously with the delivery of such financial statements to the directors, stockholders, managers, members or lenders of the Company or any Subsidiary.

4.6. Nonsolicitation. Prior to the Closing, unless this Agreement is terminated pursuant to Section 8.1, neither the Company nor any of the Subsidiaries will, directly or indirectly, (a) solicit any competing offers for the recapitalization or purchase of the Company or any Subsidiary or the purchase of all or any substantial portion of the stock or assets (including by merger or in any other form of transaction) of the Company or any Subsidiary, (b) negotiate or otherwise respond, other than to decline to enter into such negotiations, with respect to any unsolicited offer or indication of interest with respect to any such transaction or (c) furnish confidential information to any Person in connection with any such transaction. The Company will promptly disclose to the Purchaser all such unsolicited offers or indications of interest.

4.7. Confidentiality. At all times following the Closing, no Equityholder shall, directly or indirectly, disclose, divulge or make use of any trade secrets or other information of a business, financial, marketing, technical or other nature pertaining to the Purchaser, the Company, the Subsidiaries or the Business, including information of others that the Purchaser, the Company or any Subsidiary has agreed to keep confidential, except (a) to the extent that such information shall have become public knowledge other than by breach of this Agreement by any of the Equityholders, (b) as required in connection with the performance of such Equityholder’s duties as an employee of the Company, and (c) to the extent that disclosure of such information is required by law or legal process (but only after the Equityholder has, to the extent possible under applicable law, provided the Company with reasonable notice and opportunity to take action against any legally required disclosure).

4.8. Noncompetition; Nonsolicitation.

(a) During the Noncompetition Period (as hereinafter defined) (i) no Major Employee Equityholder will, directly or indirectly, or as a stockholder, partner, member, manager, director, employee, consultant or other owner or participant in any Person other than the Company, engage in or assist any other Person to engage in any Covered Business (as hereinafter defined) anywhere in the Covered Area (as hereinafter defined), (ii) no Major Employee Equityholder will, directly or indirectly, solicit or endeavor to entice away from the Company any Person who is, or was within the one-year period prior thereto, an employee of or consultant to the Company and (iii) no Major Employee Equityholder will, directly or indirectly, solicit or endeavor to entice away from the Company, endeavor to reduce the business conducted with the Company by, or otherwise interfere with the business relationship of the Company with, any Person who is, or was within the one-year period prior thereto, a customer or client of, supplier, vendor or service provider to, or other Person having business relations with, the Company. Notwithstanding the foregoing, (i) the ownership of less than 1% of the outstanding stock of any publicly-traded corporation shall not be deemed to be engaging in a Covered Business and (ii) this Section 4.8 shall not prohibit a Major Employee Equityholder from performing any services for the Company. This Section 4.8 shall also not prohibit any Major Employee Equityholder or any of his, her or its affiliates from (i) conducting any general solicitations in a newspaper, trade publication or other periodical or web posting not specifically targeted at any person employed by the Company or employees of the Company, generally, or (ii) participating in job fairs, career fairs or similar recruiting events not specifically targeted at any person employed by the Company or employees of the Company, generally.

(b) For purposes of this Section 4.8, the following terms shall have the following meanings:

“Company” shall mean the Company, each of its subsidiary, parent and affiliated companies, whether now existing or existing in the future, and all of their respective successors and assigns.

“Covered Area” means any area in which the Company operates or conducts business or in which products using the technology of TLL, LLC are sold as of the date hereof and, for any Major Employee Stockholder that will be employed by the Company after the Closing, such areas as TLL, LLC (or its successor) operates or conducts business or in which products using the technology of TLL, LLC (or its successor) are sold during the term of such Major Equityholder’s employment.

“Covered Business” means (i) any business in which TLL, LLC is engaged or planning to engage as of the Closing, and (ii) for any Major Employee Equityholder that is employee of the Company after the Closing, shall also include any business in which TLL, LLC (or its successor) is engaged or planning to engage during such Major Employee Equityholder’s employment in which such Major Employee Equityholder participates.

“Major Employee Equityholder” means each of Ed Wilson, Malcolm CasSelle and Mitchell Chun.

“Noncompetition Period” means the period commencing as of the Closing and ending as of the two year anniversary of the Closing.

4.9. Injunctive Relief. The Company and the Equityholders acknowledge that any breach or threatened breach of the provisions of Sections 4.6, 4.7 or 4.8 of this Agreement will cause irreparable injury to the Purchaser, the Company and/or their respective subsidiaries for which an adequate monetary remedy does not exist. Accordingly, in the event of any such breach or threatened breach, the Purchaser (in the case of Section 4.6) and the Purchaser, the Company and/or such subsidiaries (in the cases of Sections 4.7 and 4.8) shall be entitled, in addition to the exercise of other remedies, to seek and (subject to court approval) obtain injunctive and other equitable relief, without necessity of posting a bond, restraining the Company and/or the Equityholders, as the case may be, from committing such breach or threatened breach. The rights provided under this Section 4.9 shall be in addition to, and not in lieu of, any other rights and remedies available to the Purchaser, the Company or such subsidiaries.

4.10. Reasonable Restrictions. Each Equityholder (a) has carefully read and understands all of the provisions of this Agreement and has had the opportunity for this Agreement to be reviewed by counsel, (b) acknowledges that the duration, geographical scope and subject matter of Sections 4.6, 4.7 and 4.8 of this Agreement are reasonable and necessary to protect the goodwill, customer relationships, legitimate business interests, trade secrets and confidential and proprietary information of the Business, (c) acknowledges that the Purchaser would not have closed the Transactions without the benefits contained in this Agreement, (d) will be able to earn a satisfactory livelihood without violating this Agreement and (e) understands that this Agreement is assignable by the Company and the Purchaser and shall inure to the benefit of their respective successors and permitted assigns.

4.11. Company Intellectual Property. If any Equityholder owns or shall at any time hereafter acquire any rights in any Company Intellectual Property, such Equityholder shall, and hereby does, transfer all of its rights, title and interest in such Company Intellectual Property to the Company for no additional consideration. Each Equityholder shall execute and deliver such additional documents and instruments and take such other actions as the Purchaser shall reasonably request to give effect to the provisions of this Section.

4.12. General Release.

(a) Effective as of the Closing, each Equityholder voluntarily, knowingly and irrevocably releases and forever discharges the Company, the Subsidiaries and their respective officers, directors, managers, employees and Affiliates from any and all actions, agreements, amounts, claims, damages, expenses, liabilities and obligations of every kind, nature or description, known or unknown, arising or existing prior to the Closing, except for (i) any rights of such Equityholder under this Agreement and any agreement entered into pursuant to this Agreement, (ii) any rights of an employee of the Company to accrued compensation and benefits, or (iii) with respect to any claim for indemnification under the Company’s organizational documents, so long as such claim for indemnification does not arise out of any matter indemnified under Article 9 hereof.

(b) Each Equityholder is aware of California Civil Code Section 1542, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his/her favor at the time of executing the release, which if known by him/her must have materially affected his/her settlement with the debtor.”

To the extent, if any, that California Civil Code Section 1542 might be applicable, each Equityholder knowingly and intentionally waives and relinquishes all rights thereunder. In connection with such waiver and relinquishment, each Equityholder acknowledges that he/she/it is aware that he/she/it may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those which you now know or believe to be true, with respect to the matters released herein. Nevertheless, it is each Equityholder’s intention to fully, finally and forever release all such matters, and all potential claims relative thereto, which do now exist, may exist or have existed against the Company, the Subsidiaries and their respective officers, directors, managers, employees and Affiliates.

4.13. Restrictive Legends.

(a) The certificates representing any shares of Purchaser Common Stock issued pursuant to this Agreement shall bear, in addition to the legend required by Section 4.13(a) and any other legends required under applicable state securities or “blue sky” laws, a legend in substantially the following form:

“These securities have not been registered under the Securities Act of 1933, as amended (the ‘Securities Act’), or under any applicable state securities or ‘blue sky’ laws. These securities may not be sold, offered, pledged, hypothecated or otherwise transferred except (i) pursuant to registration under the Securities Act or pursuant to an available exemption from registration, or (ii) with written permission of the issuer of these securities. The issuer of these securities may require an opinion of counsel reasonably satisfactory to the issuer, in form and substance reasonably satisfactory to the issuer, to the effect that any sale or transfer of these securities will be in compliance with the Securities Act and any applicable state securities or ‘blue sky’ laws.”

(b) In order to prevent any transfer of shares of Purchaser Common Stock in violation of applicable Legal Requirements or the terms of this Agreement, Purchaser may cause a stop transfer order to be placed with its transfer agent with respect to any such shares of Purchaser Common Stock. Purchaser will not be required to transfer on its books any shares of Purchaser Common Stock that have been sold or transferred in violation of any provision of applicable Legal Requirement or the terms of this Agreement.

ARTICLE 5

COVENANTS OF THE PURCHASER AND THE MERGER SUB

5.1. Representations and Warranties. Until the Closing Date, neither the Purchaser nor the Merger Sub will take any action that would cause any of the representations and warranties made by the Purchaser or the Merger Sub in this Agreement not to be true and correct in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date.

5.2. Efforts. Pending the Closing, the Purchaser and the Merger Sub will use all reasonable efforts to cause the conditions specified in Section 7.2 to be satisfied as soon as practicable.

5.3. Confidentiality. Each of the Purchaser and Merger Sub agrees that the information obtained in any investigation pursuant to Section 4.3 or pursuant to Section 4.6, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Confidentiality Agreement. Pending the Closing, the Purchaser shall comply with the Confidentiality Agreement.

5.4. Directors and Officers.

(a) The Purchaser shall not, for a period of five years after the Closing, take any action to alter or impair any exculpatory or indemnification provisions now existing in the LLC Agreement for the benefit of any individual who served as a manager or officer of the Company or any Subsidiary at any time prior to the Closing, except for any changes which may be required to conform with changes in applicable law. The Purchaser shall not terminate any tail policy under the Company’s or any Subsidiary’s managers’ and officers’ liability insurance presently in effect or acquired by the Company or such Subsidiary prior to closing in accordance with the terms hereof.

(b) Purchaser shall, and shall cause the Surviving Company to, honor and fulfill in all respects the obligations of the Company under any and all indemnification agreements set forth in the Company Disclosure Letter that are currently in effect between the Company and any of its current or former directors and officers (the “Company Indemnified Parties”).

(c) Prior to the Closing, the Company shall obtain and pay all premiums for a “tail” insurance policy (the “Tail Insurance Policy”) (with the Purchaser to reimburse the Company for 50% of the premiums paid for such policy through an adjustment to Closing Working Capital), with a claims period of at least six years from the Closing Date, from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ insurance, in an amount and scope at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Closing Date.

(d) The obligations under this Section 5.4 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Company Indemnified Party (or any other person who is a beneficiary under the Tail Insurance Policy (and their heirs and representatives)) without the prior written consent of the Equityholder Representative, which shall not be unreasonably withheld, conditioned or delayed. Each of the Company Indemnified Parties or other persons who are beneficiaries under the Tail Insurance Policy (and their heirs and representatives) are intended to be third party beneficiaries of this Section 5.4, with full rights of enforcement as if a party thereto. The rights of the Company Indemnified Parties (and other persons who are beneficiaries under the Tail Insurance Policy (and their heirs and representatives)) under this Section 5.4 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificate or articles of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company, or applicable law (whether at law or in equity).

(e) In the event that the Purchaser, the Surviving Company or any of their Subsidiaries (or any of their respective successors or assigns) shall consolidate or merge with any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or transfers all or substantially all of its properties and assets to any other person, then in each case proper provision shall be made so that the continuing or surviving corporation or entity (or its successors or assigns, if applicable), or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.4.

(f) Notwithstanding the foregoing, the obligations of the Purchaser and the Surviving Company or any of their respective successors (i) shall be subject to any limitation imposed by applicable law and (ii) shall not be deemed to release any Company Indemnified Party from his or her obligations pursuant to this Agreement, nor shall such Company Indemnified Party have any right of contribution, indemnification or right of advancement from the Purchaser and the Surviving Company or any of their respective successors with respect to any Loss claimed by any of the Purchaser Indemnified Parties against such Company Indemnified Party in his or her capacity as an Equityholder pursuant to this Agreement.

5.5. Registration of Purchaser Common Stock.

(a) The Purchaser hereby agrees to prepare and file with the SEC, as soon as practicable following the Closing, a registration statement (the “Registration Statement”) on Form S-3 (or any successor form) or any similar short-form registration, in compliance with the Securities Exchange Act of 1934, covering the resale to the public by the Equityholders of a number of shares of Purchaser Common Stock equal to the sum of the Initial Stock Consideration plus the Maximum Earnout Consideration (together, the “Registrable Securities”), in each case valued based on the Closing Share Determination Price. The Purchaser shall also prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary to register the total aggregate amount of Initial Stock Consideration plus the Maximum Earnout Consideration, as finally determined pursuant to this Agreement.

(b) The purchaser shall (i) after the Closing, use commercially reasonable efforts to make registration under Form S-3 (or any successor form) or any similar short form registration available for the resale of shares of Purchaser Common Stock included in the Merger Consideration, and (ii) the Purchaser shall use commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC as soon as practicable; provided that the Purchaser shall not be required to make any filing with the SEC prior to the date that such filing otherwise would be due. The Purchaser shall cause the Registration Statement to remain effective until the one year anniversary of the final delivery of Earnout Consideration pursuant to Schedule 1.7(g) (to be extended for each day of a Registration Suspension (as defined below)) or such earlier time as (i) all of the Registrable Securities have been sold pursuant thereto or are freely tradable, without restriction, pursuant to Rule 144 promulgated under the Securities Act and (ii) it has been finally determined that no further Earnout Consideration is due pursuant to Schedule 1.7. The Purchaser shall pay the expenses incurred by it in complying with its obligations under this Section 5.5, including all preparation, filing fees, costs and expenses, all exchange listing fees, all fees, costs and expenses of counsel for the Purchaser, accountants for the Purchaser and other advisors or persons retained by the Purchaser in connection with the filing of the Registration Statement, but excluding (i) any brokerage fees, selling commissions or underwriting discounts incurred by the Equityholders in connection with sales under the Registration Statement and (ii) the fees and expenses of any counsel retained by the Equityholders or the Equityholder Representative.

(c) The Purchaser may, by written notice to the Equityholder Representative, (i) delay the filing or effectiveness of the Registration Statement, or (ii) suspend the Registration Statement after it has been declared effective by the SEC and require that the Equityholders immediately cease sales of the Registrable Securities pursuant to the Registration Statement, in each case only if an event that results in (x) Form S-3 not being available for such offering by the Equityholders or (y) the Registration Statement containing an untrue statement of a material fact or omitting any fact necessary to make the statements therein not misleading.

(d) If the Purchaser delays or suspends the Registration Statement or requires the Equityholders to cease sales of the Registrable Securities pursuant to Section 5.5(c) (a “Registration Suspension”), the Purchaser shall take such commercially reasonable actions as may be necessary to file or reinstate the effectiveness of the Registration Statement and/or give written notice to the Equityholder Representative authorizing the Equityholders to resume sales pursuant to the Registration Statement. If as a result thereof the prospectus included in the

Registration Statement has been amended to comply with the requirements of the Securities Act, the Purchaser shall enclose such revised prospectus with the notice to the Equityholder Representative given pursuant to this Section 5.5(d), and the Equityholders shall make no offers or sales of the Registrable Securities pursuant to the Registration Statement other than by means of such revised prospectus.

(e) The Purchaser shall (i) notify the Equityholder Representative at any time when the prospectus included in the Registration Statement contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading; (ii) in connection with the filing by Purchaser of the Registration Statement, make available to the Equityholder Representative, on behalf of the Equityholders, a copy of the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act; (iii) take any action required to be taken under state securities or “blue sky” laws in connection with the Registration Statement and the issuance of the Registrable Securities; provided, however, that Purchaser shall not be required in connection with this Section 5.5(e) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction; (iv) promptly notify the Equityholder Representative, on behalf of the Equityholders, when the Registration Statement has become effective and anytime when resales must cease or may be resumed; (v) prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act and, and shall promptly notify the Equityholder Representative accordingly; (vi) cause all the Registrable Securities to be listed on each securities exchange on which similar securities issued by Buyer are then listed; (vii) if necessary, provide a transfer agent, registrar and CUSIP number for the Registrable Securities, in each case not later than the Effective Date; and (viii) advise the Equityholder Representative, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of the Registration Statement.

(f) If the Purchaser has delivered a preliminary or final prospectus to the Equityholder Representative on behalf of the Equityholders, and after having done so the prospectus is amended or supplemented to comply with the requirements of the Securities Act, the Purchaser shall promptly notify the Equityholder Representative, on behalf of the Equityholders, and, if requested by the Purchaser, the Equityholders shall immediately cease making offers or sales of shares representing the Registrable Securities under the Registration Statement and return the prospectus to the Purchaser. The Purchaser shall promptly provide the Equityholder Representative, on behalf of the Equityholders, with revised or supplemented prospectus and, following receipt of the revised or supplemented prospectus, the Equityholders shall be free to resume making offers and sales under the Registration Statement. Any period of time after such request and prior to such receipt shall be deemed a Registration Suspension.

(g) It shall be a condition to the Purchaser’s obligations under this Section 5.5 that each Equityholder shall have provided promptly (and in any event within seven business days) such information regarding such Equityholder and the proposed sale of the Registrable Securities by such Equityholder as the Purchaser or its counsel shall reasonably request and as is customarily required in connection with the Registration Statement or as shall be required in connection therewith by the SEC or any state securities law authorities. Each Equityholder hereby represents, warrants and agrees that all such information provided by such Equityholder or on his behalf shall be true, complete and correct. Each Equityholder shall comply with the Securities Act and any other Legal Requirements applicable to any disposition of any Registrable Securities pursuant to the Registration Statement.

5.6. Employee Benefits. To the maximum extent permitted by any Legal Requirements and the terms of the applicable Purchaser Employee Plan, the Purchaser will ensure that Surviving Company will provide each employee of the Surviving Company or its Subsidiaries who shall have been employees of the Company or any of its Subsidiaries immediately prior to the Effective Time (“Continuing Employees”) to participate commencing as of the Effective Time with full credit for prior service at the Company for purposes of eligibility, vesting, benefit accrual, and determination of the level of benefits under Purchaser’s human resource policies and with regards to any additional benefits of the Purchaser offered to its employees. “Purchaser Employee Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other similar written or oral plan, agreement or employee benefit arrangement maintained by the Purchaser under Purchaser’s human resources policies.

5.7. Representation on the Purchaser Board. The Purchaser shall use commercially reasonable efforts such that one (1) nominee of a majority in interest of the Equityholders, based on the proceeds payable hereunder, the identity of which nominee shall have been provided to Purchaser by the Equityholder Representative on or before January 5, 2015 and which nominee shall be acceptable to the Purchaser’s Board of Directors in its reasonable discretion based on the Purchaser’s corporate governance and director evaluation policies and procedures (the “Equityholder Board Nominee”), shall be appointed to the Purchaser’s Board of Directors as a Class I director concurrent with the Closing. The Purchaser shall use commercially reasonable efforts to cause the Equityholder Board Nominee or, as applicable, a substitute nominee of a majority in interest of the Equityholders, based on the proceeds payable hereunder, which nominee shall be acceptable to the Purchaser’s Board of Directors on the same basis as set forth above with respect to the initial Equityholder Board Nominee, to be nominated for election to the Purchaser’s Board of Directors as a Class I director until the earlier of (a) January 31, 2017, (b) the consummation of a Change in Control (as defined in the Change-in-Control Severance Agreement, dated as of October 20, 2014, by and between the Purchaser and Jay Samit, or (c) the date on which the Maximum Earnout Consideration has been paid in full.

ARTICLE 6

TAX COVENANTS; OTHER AGREEMENTS

6.1. Consistent Tax Reporting. The parties hereto agree that for federal income tax purposes pursuant to Revenue Ruling 99-6, the Merger shall be treated as a purchase of the assets of the Company by the Purchaser and a sale of interests in the Company by the Equityholders. The Equityholders, the Company and the Purchaser shall (a) treat and report the Transactions contemplated by this Agreement in all respects consistently with the provisions of this Agreement for purposes of any federal, state, local or foreign Tax and (b) not take any actions or positions inconsistent with the obligations of the parties set forth herein.

6.2. Tax Periods Ending on or Before the Closing Date. The Equityholder Representative shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company and all Subsidiaries for taxable periods ending on or before the Closing Date (“Pre-Closing Taxable Periods”) that have not been filed prior to the Closing Date. The Equityholder Representative shall permit the Purchaser to review and comment on each such Tax Return described in the prior sentence at least ten (10) days prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Purchaser. All Tax Returns to be prepared by or for the Equityholders pursuant to this Section 6.2 shall be prepared in a manner consistent with the past practice of the Company, except as otherwise required by law. The Equityholders shall be responsible for all Taxes of the Company or any Subsidiary for all Pre-Closing Taxable Periods including, without limitation, Taxes resulting from any Contest, and shall pay to (or as directed by) the Company any Taxes of the Company or any Subsidiary for all Pre-Closing Taxable Periods except to the extent that such Taxes are taken into account in the final determination of Closing Working Capital. Such payments shall be made no later than five (5) business days prior to the due date for paying such amount of Taxes to the relevant tax authority.

6.3. Tax Periods That Include But Do Not End on the Closing Date.

(a) The Company shall cause to be prepared and filed any Tax Returns of the Company and all Subsidiaries for taxable periods that include but do not end on the Closing Date (“Straddle Periods”). The Company shall permit the Equityholder Representative to review and comment on each such Tax Return described in the prior sentence at least ten (10) days prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Equityholder Representative. All Tax Returns to be prepared by or for the Company pursuant to this Section 6.3 shall be prepared in a manner consistent with the past practice of the Company, except as otherwise required by law. The Equityholders shall be responsible for all Taxes that relate to Pre-Closing Taxable Periods as determined under this Section 6.3, including, without limitation, Taxes resulting from any Contest, and shall pay to (or as directed by) the Company amounts equal to such Taxes and such payments shall be made in each applicable case by no later than five (5) business days prior to the due date for paying such amount of Taxes to the relevant tax authority. For purposes of this Section 6.3, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax that relates to the Pre-Closing Taxable Period shall (a) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (b) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date shall be allocated on a basis consistent with the allocations made pursuant to the preceding sentence. The Equityholders shall not be required to pay any Taxes pursuant to this Section 6.3 to the extent that such Taxes are taken into account in the final determination of the Closing Working Capital.

(b) Any Tax refunds that are received by the Company, and any amounts credited against Taxes to which the Company becomes entitled, that relate to any Pre-Closing Taxable Periods, or to any portion of a Straddle Period ending on the Closing Date, shall be for the account of the Equityholders, and the Company shall pay over to the Equityholders any such refund or the amount of any such credit within ten (10) days after receipt thereof or entitlement thereto. In addition, to the extent that a claim for refund or a proceeding results in a payment or credit against Tax by a governmental authority to the Company of any amount reflected as a liability for Taxes in the final determination of the Closing Working Capital, the Company shall pay such amount to the Equityholder Representative, for distribution to the Equityholders, within ten (10) days after receipt or entitlement thereto.

6.4. Cooperation on Tax Matters.

(a) The Purchaser, the Company and the Equityholders shall cooperate fully, to the extent reasonably requested by the others, in connection with the filing of Tax Returns pursuant to Sections 6.2 and 6.3 or otherwise, and any audit, litigation, or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return filing, audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(b) The Equityholder Representative agrees that all books and records in his possession with respect to Tax matters pertinent to the Company or any Subsidiary are the property of the Company. The Equityholder Representative shall deliver all such books and records to the Company prior to Closing. After the Closing, the Company shall make available to the Equityholder Representative such books and records to the extent reasonably necessary for the Equityholder Representative’s filing of Tax Returns pursuant to Section 6.2 or for any other reasonable purpose related to the Equityholders’ ownership of the Company prior to the Closing, provided, however, that in no event will any Equityholder be entitled to information under this Section in connection with any litigation or dispute among the parties.

(c) If requested by the Purchaser, the Company and the Equityholders will cooperate with the Purchaser to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed upon the Company or any Subsidiary (including, but not limited to, with respect to the Transactions contemplated hereby).

6.5. Control of Audits. After the Closing Date, except as set forth in the next sentence, the Company shall control the conduct, through counsel of its own choosing, of any audit, claim for refund, or administrative or judicial proceeding involving any asserted Tax liability or refund with respect to the Company or any of its Subsidiaries (each, a “Contest”). In the case of a Contest after the Closing Date that relates solely to either Pre-Closing Tax Periods or to the portion through the end of the Closing Date for any Straddle Periods, the Equityholder Representative shall control the conduct of such Contest, using counsel reasonably satisfactory to the Company, but the Company shall have the right to participate in such Contest at its own expense, and the Equityholder Representative shall not settle, compromise and/or concede any portion of such Contest that could affect the Tax liability of the Company or its Subsidiaries for any taxable year (or portion thereof) after the Closing Date without the written consent of Company, which consent shall not be unreasonably withheld, delayed or conditioned; provided that, if the Equityholder Representative fails to assume control of the conduct of any such

Contest within 15 days following the receipt by the Equityholder Representative of notice of such Contest, the Company shall have the right to assume control of such Contest and shall be entitled to settle, compromise and/or concede any portion of such Contest. In the case of any conflict between the terms of this Section 6.5 and Section 9.5, this Section 6.5 shall control.

6.6. Amending Prior Tax Returns. Notwithstanding anything to the contrary in this Agreement, except to the extent required by applicable law, the Purchaser shall not, and shall not permit any of its Affiliates to, (i) amend any Tax Return of the Company that relates to any Pre-Closing Taxable Period, or (ii) make or change any Tax election that has retroactive effect to any Pre-Closing Taxable Period, in each case, without the prior written consent of the Equityholder Representative, which consent shall not be unreasonably withheld, delayed or conditioned.

6.7. Certain Taxes. All transfer, documentary, sales, use, real property gains, stamp, registration, and other such Taxes and fees incurred in connection with this Agreement (“Transfer Taxes”) shall be paid 50% by the Equityholders and 50% by the Company when due, and the parties hereto shall cooperate with each other to the extent reasonably requested and legally permitted to minimize any such Transfer Taxes. Each party hereto shall, at its own expense, prepare and cause to be filed all necessary Tax Returns and other documentation with respect to all such Transfer Taxes that it is required by applicable law to file, and, if required by applicable Law, the other parties hereto shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other documentation.

ARTICLE 7

CONDITIONS TO CLOSING

7.1. Conditions to Obligations of the Purchaser and the Merger Sub. Unless waived in writing by the Purchaser, the obligation of the Purchaser and the Merger Sub hereunder to consummate the Transactions is subject to the satisfaction at or prior to the Closing of the following conditions:

(a) Representations and Warranties True. The representations and warranties of the Company contained in this Agreement shall be true and accurate in all material respects (except that (i) the representations and warranties contained in Sections 2.1 (Organization, Power and Standing), the second sentence of Section 2.2 (Subsidiaries), 2.4 (Due Authorization; No-Conflict) and 2.6 (Capitalization) and (ii) each other representation or warranty to the extent already qualified by materiality or Material Adverse Effect shall be true and correct in all respects) on and as of the date of the Closing with the same effect as though made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date).

(b) Covenants Performed. The Company and the Equityholders shall have performed and complied in all material respects with the covenants, agreements and conditions required to be performed or complied with by them hereunder on or prior to the date of the Closing.

(c) Compliance Certificate. The Purchaser shall have received a certificate of the Company certifying as to the matters set forth in Sections 7.1(a) and (b) above.

(d) Required Consents Received. The Company shall have obtained and delivered to the Purchaser copies of all Required Consents listed on or required to be listed on Section 2.4 of the Disclosure Schedule, and no such Required Consents shall have been withdrawn, suspended or conditioned.

(e) Letters of Transmittal; Equityholder Written Consent. Fully executed Letters of Transmittal and the Equityholder Written Consent shall have been executed by Equityholders holding equity interests of the Company entitled to receive at least eighty-five percent (85%) in interest of the Initial Merger Consideration.

(f) No Legal Proceedings. No legal proceeding shall be pending or threatened in writing wherein an unfavorable judgment, order, decree or injunction would have a Material Adverse Effect upon the Company or prevent the consummation of the Transactions.

(g) Employment Arrangements. Each of Malcolm CasSelle, Mitchell Chun, Benjamin Feinman, Nathan Haugo and Jack Flanagan (the “Key Employees”) shall have entered into an Offer Letter with the Company in substantially the form attached hereto as Exhibit 7.1(g) (the “Employment Agreements”).

(h) Resignations of Managers and Officers. The Purchaser shall have received copies of the resignations, effective as of the Closing, of each manager and officer of the Company and the Subsidiaries.

(i) Certificates; Documents. The Purchaser shall have received copies of each of the following for the Company certified to its satisfaction by an officer of the Company: (i) the Company’s certificate of formation, as amended, certified by the Secretary of State of Delaware as of a recent date; (ii) a certificate of the Secretary of State of Delaware as of a recent date as to the legal existence and good standing of the Company; (iii) the Company’s LLC Agreement; (iv) resolutions adopted by the managers of the Company authorizing the execution, delivery and performance of this Agreement and the other agreements, documents and instruments contemplated hereby and the consummation of the Transactions; (v) the Equityholder Written Consent; and (vi) evidence as of a recent date of the qualification of the Company as a foreign corporation in the jurisdictions listed on Section 2.3 of the Disclosure Schedule. The Purchaser shall have also received copies of each of the following for each Subsidiary certified to its satisfaction by an officer of such Subsidiary: (x) each Subsidiary’s organizational documents, certified by the appropriate governmental authority as of a recent date, (y) a certificate as to each Subsidiary’s legal existence and good standing, certified by the appropriate governmental authority as of a recent date and (z) each Subsidiary’s Bylaws or equivalent, as amended.

(j) Opinion of Counsel to the Company and the Equityholders. The Purchaser shall have received an opinion of counsel to the Company and the Equityholders, dated as of the date of the Closing, in substantially the form attached hereto as Exhibit 7.1(j).

(k) Indemnity Escrow Agreement. The Equityholder Representative and the Escrow Agent shall have entered into the Indemnity Escrow Agreement in substantially the form attached hereto as Exhibit 7.1(k) (the “Indemnity Escrow Agreement”).

(l) Exchange Agent Agreement. The Company, the Equityholder Representative and the Exchange Agent shall have entered into the Exchange Agent Agreement in substantially the form attached hereto as Exhibit 7.1(l) (the “Exchange Agent Agreement”).

(m) Pre-Closing Deliveries. The Company shall have delivered the items, certificates and documents required by Section 1.2(a).

(n) FIRPTA Certificate. The Company shall have delivered to the Purchaser a properly executed statement satisfying the requirements of Treas. Reg. §1.1445-11T(d)(2)(i) in a form reasonably acceptable to the Purchaser.

(o) Newcoin Joint Venture. Each of the Operating Agreement of Newcoin, LLC dated December 16, 2014 between Company, Fox Television Stations, Inc., Univision Local Media, Inc., and Tribune Broadcasting Company, LLC. and the Term Sheet dated December 16, 2014 between Company and Newcoin, LLC shall remain in full force and effect and the Company and its affiliates shall not have transferred or committed to transfer any of its interest or rights therein to a third party, including the Equityholders.

(p) Convertible Notes. The Company shall have delivered to the Purchaser evidence that the Convertible Loan Agreements and Convertible Notes listed in Section 2.9(d) of the Disclosure Schedule, Items 2-22, shall have been terminated and are of no further force or effect.

(q) Salary Deferral Letters. The Company shall have delivered to the Purchaser evidence that the Salary Deferral Letters listed in Section 2.9(g) of the Disclosure Schedule, Items 58-61, shall have been terminated and are of no further force or effect.

(r) LLC Agreement Amendment. The Company shall have delivered to the Purchaser evidence that Amendment No. 1 to the LLC Agreement, in the form previously provided to the Purchaser, shall have been adopted and approved by the Equityholders having not less than the minimum number of votes necessary to approve such amendment.

7.2. Conditions to Obligations of the Company and the Equityholders. Unless waived in writing by the Equityholder Representative, the obligation of the Company and the Equityholders hereunder to consummate the Transactions is subject to the satisfaction at or prior to the Closing of the following conditions:

(a) Representations and Warranties True. The representations and warranties of the Purchaser and the Merger Sub contained in Article 3 shall be true and accurate in all material respects on and as of the date of the Closing with the same effect as though made on and as of such date.

(b) Covenants Performed. The Purchaser and the Merger Sub shall each have performed and complied in all material respects with the covenants, agreements and conditions required to be performed or complied with by it under this Agreement on or prior to the date of the Closing.

(c) Compliance Certificate. The Equityholder Representative shall have received a certificate of the Purchaser certifying as to the matters set forth in Sections 7.2(a) and (b) above.

(d) Indemnity Escrow Agreement. The Purchaser and the Escrow Agent shall have entered into the Indemnity Escrow Agreement.

(e) Exchange Agent Agreement. The Purchaser and the Exchange Agent shall have entered into the Exchange Agent Agreement.

7.3. No Injunction. The respective obligations of each party hereto to consummate the Transactions are subject to the satisfaction, at or prior to the Closing, of the condition that the consummation of the Transactions contemplated hereby shall not violate any order, decree or judgment of any court or governmental body having competent jurisdiction.

ARTICLE 8

TERMINATION

8.1. Termination. This Agreement and the Transactions contemplated hereby may be terminated at any time prior to the Closing:

(a) by mutual written consent of the Purchaser and the Company;

(b) by the Purchaser, if the Company, its Subsidiaries or the Equityholders shall have breached or failed to perform any of their respective obligations, covenants or agreements under this Agreement, or if any of the representations and warranties of the Company set forth in this Agreement shall not be true and correct to the extent set forth in Section 7.1(a), and such breach, failure or misrepresentation would result in the failure of the conditions set forth in Section 7.1(a) or 7.1(b), as the case may be, and which is not cured to the Purchaser’s reasonable satisfaction within 10 days after the Purchaser gives the Company or the Equityholder Representative written notice identifying such breach, failure or misrepresentation;

(c) by the Company, if the Purchaser shall have breached or failed to perform any of its obligations, covenants or agreements under this Agreement, or if any of the representations and warranties of the Purchaser set forth in this Agreement shall not be true and correct to the extent set forth in Section 7.2(a), and such breach, failure or misrepresentation would result in the failure of the conditions set forth in Section 7.2(a) or 7.2(b), as the case may be, and which is not cured to the Company’s reasonable satisfaction within 10 days after the Company gives the Purchaser written notice identifying such breach, failure or misrepresentation;

(d) by the Company, subsequent to February 6, 2015, if (i) the conditions set forth in Section 7.1 and Section 7.3 shall have been satisfied, (ii) the Purchaser shall have received at least 10 days prior thereto written notice from the Company and the Equityholder Representative that the Company intends to terminate this Agreement pursuant to Section 8.1(d)

should the Purchaser not consummate the Closing prior to the expiration of such 10 day period following receipt by the Purchaser of such notice and that the Company and the Equityholder Representative, subject to the satisfaction of the conditions set forth in Section 7.2, irrevocably commit to consummate the Closing prior to expiration of such 10 day period, and (iii) Purchaser does not consummate the Closing prior to expiration of such 10 day period;

(e) by the Purchaser, if the conditions set forth in Section 7.1 become incapable of satisfaction;

(f) by the Company, if the conditions set forth in Section 7.2 become incapable of satisfaction; or

(g) by the Purchaser or the Company, if the Closing shall not have occurred on or before March 31, 2015 or such other date, if any, as the Purchaser and the Company may agree in writing;

except that this Agreement may not be terminated under this Section by or on behalf of any party that is in breach of any representation or warranty or in violation of any covenant or agreement contained herein. For this purpose, any breach of this Agreement by the Company or any Equityholder shall be considered a breach of the Agreement by the Company and all of the Equityholders.

8.2. Effect of Termination.

(a) If this Agreement is terminated (i) under Section 8.1(a) herein or (ii) under Sections 8.1(e), (f) or (g) herein at a time when no party is in breach of a representation or warranty or in violation of a covenant or agreement contained herein, all further obligations of the Company and the Equityholders to the Purchaser, and of the Purchaser to the Company and the Equityholders, will terminate without further liability of any party hereto (except as provided under Section 8.2(c))

(b) If this Agreement is terminated under Section 8.1(b), (c), (d), (e), (f) or (g) herein at a time when one or more parties is in breach of a representation or warranty or in violation of a covenant or agreement contained in this Agreement, the liabilities and obligations of the parties not in breach or violation of this Agreement shall terminate, and the party or parties which are in breach or violation of this Agreement shall remain liable for such breaches and violations, and nothing shall be deemed to restrict the remedies available against such party or parties.

(c) If this Agreement is terminated subsequent to February 6, 2015 by the Company pursuant to Section 8.1(c), 8.1(d), 8.1(f) or 8.1(g), the balance of the Deposit Escrow shall be released to the Company pursuant to the terms of the Deposit Escrow Agreement. If this Agreement is terminated other than subsequent to February 6, 2015 by the Company pursuant to either Section 8.1(c), 8.1(d), 8.1(f) or 8.1(g), then (i) the balance of the Deposit Escrow shall be released to the Purchaser pursuant to the terms of the Deposit Escrow Agreement and (ii) the Company shall within five business days of the date on which this Agreement is terminated make or cause to be made to the Purchaser by wire transfer of immediately available funds a cash payment in an amount equal to the aggregate withdrawals from the Deposit Escrow by the Company.

(d) The obligations of the parties pursuant to the Confidentiality Agreement shall survive the termination of this Agreement in accordance with the terms thereof.

ARTICLE 9

SURVIVAL; INDEMNIFICATION

9.1. Survival. The representations, warranties, covenants and agreements contained herein shall survive the Closing and any investigation or finding made by or on behalf of the Purchaser, the Equityholders or the Company. No action for a breach of the representations and warranties contained herein shall be brought after April 15, 2016, except for (a) claims arising out of the representations and warranties contained in Sections 2.1 (Organization, Power and Standing), 2.2 (Subsidiaries), 2.4 (Due Authorization; No-Conflict), and 2.6 (Capitalization) and 2.24 (Brokers), which shall survive indefinitely after the Closing (the “Specified Representations”); (b) claims arising out of the representations and warranties contained in Section 2.12 (Intellectual Property), which shall survive until two (2) years after the Closing; and (c) claims arising out of the representations and warranties outlined in Sections 2.16 (Tax Matters) and 2.19 (ERISA; Compensation and Benefit Plans), which shall survive until sixty (60) days following the expiration of the applicable statute of limitations. The representations and warranties contained in 2.1 (Organization, Power and Standing), 2.2 (Subsidiaries), 2.4 (Due Authorization; No-Conflict), and 2.6 (Capitalization), 2.12 (Intellectual Property), 2.16 (Tax Matters), 2.19 (ERISA; Compensation and Benefit Plans), and 2.24 (Brokers), are sometimes collectively referred to herein as the “Fundamental Representations.”

9.2. Indemnification Limits.

(a) If the Closing occurs, the Purchaser Indemnified Parties (as hereinafter defined) shall not be entitled to recover any Losses (as hereinafter defined) for breach of the representations and warranties of the Company contained herein (i) unless and until the Purchaser Indemnified Parties’ aggregate claims therefor exceed $245,000, at which time the Purchaser Indemnified Parties shall be entitled to recover Losses for all claims, including the first $245,000, or (ii) for an aggregate amount in excess of $2,450,000; provided, that claims for breach of any of the Fundamental Representations shall not be subject to the foregoing limits and shall not be included in the determination of whether the limit in clause (ii) of this Section 9.2(a) has been reached; provided, further, that claims for breach of any of the Fundamental Representations (other than the Specified Representations) shall not exceed $2,450,000.

(b) If the Closing occurs, the Purchaser Indemnified Parties shall not be entitled to recover any Losses for breach of the Fundamental Representations or for post-Closing covenants and agreements for an aggregate amount in excess of the Merger Consideration. For purposes of this Section 9.2(b), (i) in determining the value of Merger Consideration consisting of Closing Stock Consideration, the Closing Share Determination Price shall be the deemed value of the Closing Stock Consideration, (ii) in determining the value of Merger Consideration consisting of Deferred Stock Consideration, the applicable Deferred Share Determination Price shall be the deemed value of such Deferred Stock Consideration, and (iii) in determining the value of Merger Consideration consisting of Additional Initial Stock Consideration, the Registration Statement Date Price or Trading Window Date Price applicable to such Additional Initial Stock Consideration shall be the deemed value of such Additional Initial Stock Consideration.

(c) For all purposes of this Section 9.2 other than Section 9.2(b), in determining the value of any Purchaser Common Stock used to satisfy an indemnification obligation pursuant to this Section 9.2, such Purchaser Common Stock shall be valued at the VWAP as of the payment date of any such indemnification obligation pursuant to this Section 9.2.

(d) For all purposes of this Article 9 only, once it has been established that there has been any breach of any representation or warranty, or any breach of any covenant or agreement, when calculating the amount of Losses resulting from such breach of any representation, warranty, covenant or agreement, any Material Adverse Effect or other materiality qualifier contained in any such representation or warranty will be disregarded.

(e) Payments by the Equityholders pursuant to this Article 9 in respect of any Losses shall be limited to the amount of any liability or damage that remains after deducting therefrom (i) any insurance proceeds, net of any premium increases, and any indemnity, contribution or other similar payment actually received by the Purchaser Indemnified Parties in respect of any such claim, provided, however, that no Purchaser Indemnified Party shall have any obligation to pursue recovery under any insurance policies or indemnity, contribution or other similar contracts, and (ii) the amount of any actual reduction of Taxes payable by the Purchaser as a result of such Loss in the taxable year of such Loss and in the following year, assuming for purposes of such calculation that any deduction, loss or other Tax attribute generated by such Loss is the last such deduction, loss or other Tax attribute on any Tax return. If such insurance proceeds are received by the Purchaser Indemnified Parties after the date on which the Equityholders pay such indemnification claim to the Purchaser Indemnified Parties, the Purchaser Indemnified Parties shall, no later than five business days after receipt of such insurance proceeds, with respect to the amount so received to a maximum of the amount previously paid to the Purchaser Indemnified Parties in respect of such Loss (i) if the payment with respect to such indemnification claim was paid out of the Indemnity Escrow and the Escrow Agreement remains in effect, replenish the Indemnity Escrow with the amount received, subject to the foregoing limit and net of any costs and expenses incurred by the Purchaser Indemnified Parties related thereto, or (ii) if otherwise, remit such proceeds, subject to the foregoing limit and net of any costs and expenses incurred by the Purchaser Indemnified Parties related thereto, to the Equityholder Representative for distribution to the Equityholders in accordance with this Agreement.

(f) In no event shall any Equityholder be liable to any Purchaser Indemnified Party for any punitive or exemplary damages relating to the breach or alleged breach of this Agreement, unless such damages are suffered by a third party and form part of a claim by such third party made against a Purchaser Indemnified Party.

(g) Notwithstanding anything herein to the contrary, any liability for indemnification under this Agreement will be determined without duplication for recovery because of the state of facts giving rise to the Losses constitutes a breach of more than one representation, warranty, covenant or agreement hereunder.

(h) Notwithstanding the limitations on indemnification set forth in Section 9.1 and this Section 9.2, such limitations shall not apply to any claim for fraud or willful misrepresentation.

9.3. Indemnification by the Equityholders.

(a) Subject to the limitations set forth in Section 9.2, from and after the Effective Time, by virtue of the adoption by the Equityholders of this Agreement (regardless of whether or not an Equityholder has actually voted his, her or its Company Equity Interests in favor of adoption of this Agreement), each Equityholder shall severally and not jointly indemnify and hold the Purchaser and its Affiliates (the “Purchaser Indemnified Parties”) harmless from and against all claims, liabilities, obligations, costs, damages, losses and expenses (including reasonable attorneys’ fees and costs of investigation) of any nature (collectively, “Losses”) arising out of or relating to:

(i) any breach or violation of the representations or warranties of the Company set forth in this Agreement (including on the Disclosure Schedule) or in any certificate or document delivered pursuant to this Agreement, as of the execution of this Agreement by the Company or as of the Closing (as if made as of the execution of this Agreement by the Company and as of the Closing);

(ii) any breach or violation of the covenants or agreements of the Company set forth in this Agreement required to be performed prior to or at the Closing;

(iii) any breach or violation of the representations, warranties, covenants and agreements of an Equityholder pursuant to this Agreement or pursuant to such Equityholder’s Letter of Transmittal, provided, however, notwithstanding anything in this Article 9 to the contrary, the Purchaser Indemnified Parties shall seek indemnity only from such breaching Equityholder for the indemnity provided for in this Section 9.3(a)(iii) and such Equityholder shall be responsible for the entirety of such Loss, subject to the limits set forth herein, and not any proportionate amount based on equity ownership or other similar basis;

(iv) the failure of any portion of the Indebtedness, Employee Loans, Employee Bonuses or the Sellers’ Expenses to be paid at or prior to the Closing;

(v) any claim by an equityholder or former equityholder of the Company or any Subsidiary, or any other person or entity, seeking to assert, or based upon (A) ownership or rights to ownership of any capital stock of the Company or any Subsidiary, (B) any rights of an equityholder (other than the right to receive the Merger Consideration pursuant to this Agreement), including any option, preemptive rights or rights to notice or to vote or (C) any rights under the certificate of formation or LLC Agreement of the Company;

(vi) any Taxes due by the Company or any Subsidiary with respect to periods prior to the Closing, as determined pursuant to Article 6, including without limitation any Taxes due as a result of any audit of the Company by the California Franchise Tax Board relating to any period prior to the Closing.

(b) No Purchaser Indemnified Party may initiate a claim for indemnification under this Agreement without the prior written approval of the Purchaser.

9.4. Indemnification by the Purchaser. From and after the Effective Time, the Purchaser shall indemnify and hold harmless each Equityholder and its Affiliates (the “Equityholder Indemnified Parties”) from and against all Losses arising out of or relating to (i) any breach or violation of the representations and warranties of the Purchaser or Merger Sub set forth in this Agreement or in any certificate or document delivered pursuant to this Agreement or (ii) any breach or violation of the covenants or agreements of the Purchaser or Merger Sub set forth in this Agreement. No Equityholder may initiate a claim for indemnification under this Agreement without the prior written approval of the Equityholder Representative.

9.5. Procedures for Claims for Indemnification.

(a) A Purchaser Indemnified Party may make an indemnification claim pursuant to this Agreement by delivering a certificate (a “Claim Certificate”) to the Equityholder Representative, with a copy to the Escrow Agent specifying (i) that a Purchaser Indemnified Party has suffered or incurred, or reasonably anticipates in good faith that it will suffer or incur, Losses and (ii) in reasonable detail the individual items of Losses included in the amount so stated (and the method of computation of each such item of Loss, if applicable), the date each such item was suffered or incurred, or the basis for such reasonably anticipated Loss(es); and (iii) the basis for indemnification under this Article 9 to which such item of Loss is related (including, if applicable, the nature of the misrepresentation, breach of warranty or covenant to which such item is related).

(b) Following the receipt of a Claim Certificate, the Equityholder Representative, on behalf of the Equityholders, shall have thirty (30) days after the date the Claim Certificate is delivered to the Equityholder Representative to object to any item(s) or amount(s) set forth therein by delivering written notice thereof (an “Objection Notice”) to the Purchaser, with a copy to the Escrow Agent. In the event that the Equityholder Representative shall fail to object to any item or amount set forth in a Claim Certificate by delivering to the Purchaser an Objection Notice within the foregoing thirty (30) day period, such failure shall be an irrevocable acknowledgement and be deemed to be an agreement by the Equityholder Representative and the Equityholders that the Purchaser Indemnified Party is entitled to the full amount of the claim for Losses set forth in the Claim Certificate and upon the expiration of such thirty (30) day period, the Escrow Agent shall promptly release and deliver to Purchaser or its designated Purchaser Indemnified Party an amount equal to any item(s) and amount(s) that the Equityholder Representative is deemed to have acknowledged and agreed to pursuant to this Section 9.5(b).

(c) In the event that the Equityholder Representative shall have timely objected pursuant to Section 9.5(b) to any item(s) or amount(s) set forth in any Claim Certificate, the Equityholder Representative and Purchaser shall attempt in good faith to resolve such disagreement. If the Equityholder Representative and Purchaser should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, in the case of a claim against the Indemnity Escrow, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Indemnity Escrow in accordance with the terms thereof.

(d) If no such agreement can be reached after good faith negotiation and prior to twenty (20) Business Days after delivery of an Objection Notice, then the Purchaser Indemnified Party shall be entitled to pursue its available remedies for resolving its claim for indemnification. The Escrow Agent shall be entitled to rely on, and make distributions from the Indemnity Escrow to the Purchaser Indemnified Parties in accordance with the terms of any award, judgment, decree or order, as applicable, with respect to any such claim for indemnification and following receipt of such award, judgment, decree or order, the Escrow Agent shall promptly release from the Indemnity Escrow and deliver to the Purchaser such amount of Indemnity Escrow Cash and/or such Indemnity Escrowed Shares that Purchaser is entitled to pursuant to this Agreement and such award, judgment, decree or order.

(e) Any amount payable to a Purchaser Indemnified Party for indemnification pursuant to Section 9.3(a)(i) (other than with respect to Losses arising from or relating to (1) a breach or alleged breach of any Fundamental Representation or (2) any action or inactions of the Company or an Equityholder that constitutes fraud or willful or intentional misconduct) shall be satisfied first from the Indemnity Escrow and second directly from the Equityholders in accordance with the terms of this Agreement.

(f) The relative amount of Indemnity Escrow Cash and Indemnity Escrow Stock to be distributed from the Indemnity Escrow to satisfy an indemnification claim shall, to the extent possible, be determined on a pro rata basis based upon the relative amounts of Indemnity Escrow Cash and Indemnity Escrow Stock held in the Indemnity Escrow at the time of distribution.

(g) If any indemnification claim pursuant to Section 9.3 is required to be paid directly by an Equityholder other than by amounts held in the Indemnity Escrow, then any indemnifiable Losses pursuant to this Article 9 payable to a Purchaser Indemnified Party may be satisfied either (at the election of the Equityholder) (i) entirely in cash or (ii) by paying a portion in cash and a portion through the forfeiture of shares of Purchaser Common Stock received as Merger Consideration, with the relative portions determined on a pro rata basis based upon the amount of Cash Consideration previously received by such Equityholder and the amount of Initial Stock Consideration previously received by such Equityholder. Any portion of a claim being satisfied through the forfeiture of shares of Purchaser Common Stock will not be deemed satisfied until the Equityholder has executed the documents required by Purchaser’s transfer agent to effectuate such forfeiture (including stock powers with respect to such forfeited shares).

9.6. Procedures for Indemnification of Third Party Claims.

(a) A party or parties entitled to indemnification hereunder with respect to a third party claim (the “Indemnified Party”) will give the party or parties required to provide such indemnification (the “Indemnifier”) prompt written notice of any legal proceeding, claim or demand instituted by any third party (in each case, a “Claim”) in respect of which the Indemnified Party is entitled to indemnification hereunder.

(b) Subject to the provisions of this Section 9.6, if the Indemnifier provides written notice to the Indemnified Party stating that the Indemnifier is responsible for the entire Claim within 10 days after the Indemnifier’s receipt of written notice from the Indemnified Party of such Claim, the Indemnifier shall have the right, at the Indemnifier’s expense, to defend against, negotiate, settle or otherwise deal with such Claim and to have the Indemnified Party represented by counsel, reasonably satisfactory to the Indemnified Party, selected by the Indemnifier; provided, that (i) the Indemnified Party may participate in any proceeding with counsel of its choice and at its expense, (ii) the Purchaser, at any time when it believes in good faith that any Claim is having or could reasonably be expected to have a material effect on the Business, the Purchaser, the Company or any of their respective subsidiaries or if such Claim involves a customer of the Purchaser, the Company or any Subsidiary, may assume the defense and otherwise deal with such Claim in good faith, with counsel of its choice, and be fully indemnified therefor, (iii) the Purchaser, at any time when it believes that a claim for indemnification relates to or arises in connection with any criminal proceeding, indictment or investigation, may assume the defense and otherwise deal with such Claim in good faith with counsel of its choice, and be fully indemnified therefor, (iv) the Indemnifier may not assume the defense of any Claim if an actual conflict of interest exists between the Indemnifier and the Indemnified Party that precludes effective joint representation or the amount of any Claim exceeds or reasonably could exceed the limits of indemnification acknowledged by the Indemnifier, and (v) the Indemnified Party may take over the defense and prosecution of a Claim from the Indemnifier if the Indemnifier has failed or is failing to vigorously prosecute or defend such Claim; and provided further, that the Indemnifier may not enter into a settlement of any Claim without the written consent of the Indemnified Party unless such settlement provides the Indemnified Party with a full release from such Claim and requires no more than a monetary payment for which the Indemnified Party is fully indemnified.

(c) The parties will cooperate fully with each other in connection with the defense of any Claim.

9.7. Right of Set-Off. If the Equityholders have not satisfied in cash any indemnification obligation owed by them hereunder, the Purchaser or any of its Affiliates may, at their discretion, satisfy the unpaid portion of such obligation by, to the extent permitted by law, setting-off against any amounts due and owing from the Purchaser or any of its Affiliates to the Exchange Agent or any of the Equityholders including, without limitation, any amounts payable pursuant to Sections 1.5, 1.6 and 1.7.

9.8. Adjustment to Merger Consideration. All indemnification payments paid pursuant to this Article shall be adjustments to the Merger Consideration.

9.9. Equityholder Representative.

(a) The Equityholders, by the approval and adoption of this Agreement, authorize the Equityholder Representative (i) to take all action necessary to consummate the transactions contemplated hereby, or the defense and/or settlement of any claims for which the

Equityholders may be required to indemnify the Purchaser Indemnified Parties pursuant to this Article 9, (ii) to give and receive all notices required to be given under this Agreement, and (iii) to take any and all additional action as is contemplated to be taken by or on behalf of the Equityholders by the terms of this Agreement.

(b) All decisions and actions by the Equityholder Representative, including, without limitation, any agreement between the Equityholder Representative and the Purchaser relating to the defense or settlement of any claims for which the Equityholders may be required to indemnify the Purchaser Indemnified Parties pursuant to this Article 9, shall be binding upon all of the Equityholders, and no Equityholder shall have the right to object, dissent, protest or otherwise contest the same.

(c) The Equityholder Representative shall have full power and authority on behalf of each Equityholder to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Equityholders under this Article 9.

(d) By his, her or its approval of the Transactions, each Equityholder agrees, in addition to the foregoing, that:

(i) the Purchaser Indemnified Parties shall be entitled to rely conclusively on the instructions and decisions of the Equityholder Representative as to (i) the settlement of any claims for indemnification by the Purchaser Indemnified Parties pursuant to this Article 9, or (ii) any other actions required or permitted to be taken by the Equityholder Representative hereunder, and no party hereunder shall have any cause of action against any of the Purchaser Indemnified Parties for any action taken by such Purchaser Indemnified Parties in reliance upon the instructions or decisions of the Equityholder Representative;

(ii) all actions, decisions and instructions of the Equityholder Representative shall be conclusive and binding upon all of the Equityholders and no Equityholder shall have any cause of action against the Equityholder Representative for any action taken, decision made or instruction given by the Equityholder Representative under this Agreement, except for proven fraud or willful misconduct by the Equityholder Representative in connection with the matters described in this Section 9.9, and the Equityholders shall indemnify the Equityholder Representative and hold the Equityholder Representative harmless against any Losses arising out of or in connection with the acceptance or administration of the Equityholder Representative’s duties hereunder;

(iii) the provisions of this Section 9.9 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Equityholder may have in connection with the transactions contemplated by this Agreement; and

(iv) remedies available at law for any breach of the provisions of this Section 9.9 are inadequate; therefore, the Purchaser Indemnified Parties shall be entitled to seek temporary and permanent injunctive relief without the necessity of proving damages if Purchaser or the Equityholder Representative brings an action to enforce the provisions of this Section 9.9.

(e) The Equityholder Representative shall use the Equityholder Representative Fund to pay all costs and expenses incurred by or on behalf of the Equityholder Representative, in his capacity as such, including all costs and expenses incurred in connection with any dispute or claim with respect to the transactions contemplated hereby. The Equityholder Representative Fund will be held or disbursed, in whole or in part, as determined in good faith by the Equityholder Representative. Excess amounts (as determined in good faith by the Equityholder Representative from time to time) will be released by the Equityholder Representative to the Exchange Agent for distribution in accordance with the Distribution Schedule.

(f) The provisions of this Section 9.9 shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees, transferees, distributees and successors of each Equityholder, and any references in this Agreement to a Equityholder or the Equityholders shall mean and include the successors to the rights of the Equityholders hereunder, whether pursuant to testamentary disposition, the Laws of descent and distribution or otherwise.

9.10. Exclusive Remedy. Other than in the case of fraud or willful misrepresentation and otherwise as provided in this Agreement, each of the Purchaser Indemnified Parties and the Seller Indemnified Parties acknowledges and agrees that from and after the Closing the indemnification provisions set forth in this Article 9 shall be the sole and exclusive remedy of such parties with respect to any breaches or alleged breaches of the representations, warranties, covenants, or agreements set forth in this Agreement, provided that nothing herein shall limit or impair any such party’s right to obtain specific performance or other injunctive relief with respect to any such breach or alleged breach of any such representation, warranty, covenant, or agreement.

ARTICLE 10

MISCELLANEOUS

10.1. Notices. Any notices, demands and communications to a party hereunder shall be in writing and shall be deemed to have been duly given and received (a) if delivered personally, as of the date received, (b) if delivered by certified mail, return receipt requested, three business days after being mailed, (c) if delivered by a nationally recognized overnight delivery service, two business days after being entrusted to such delivery service, or (d) if sent via facsimile, electronic mail or similar electronic transmission, as of the date received, to such party at its address set forth below (or such other address as it may from time to time designate in writing to the other parties hereto):

(a) if to the Equityholders or, prior to the Closing, the Company, to:

c/o Timeline Labs LA

2016 Broadway

Santa Monica, CA 90404

Attention: Mitchell Chun

Email: mitchell@timelinelabs.com

with a copy (which shall not constitute notice) to:

Venable, LLP

2049 Century Park East, Suite 2100

Los Angeles, CA 90067

Attention: Alan Epstein

Facsimile: 310.229.9901

E-mail: aepstein@venable.com

(b) if to the Purchaser or, after the Closing, the Company, to:

SeaChange International, Inc.

50 Nagog Park

Acton, Massachusetts 01720

Attention: Anthony Dias & David McEvoy

Facsimile:

E-mail: anthony.dias@schange.com; dave.mcevoy@schange.com

with a copy (which shall not constitute notice) to:

Choate, Hall & Stewart LLP

Two International Place

Boston, Massachusetts 02110

Attention: William B. Asher, Jr. & John R. Pitfield

Facsimile: 617.248.4000

E-mail: washer@choate.com; jpitfield@choate.com

or at such other address as may have been furnished by such person in writing to the other parties. Any such notice, demand or communication shall be deemed given on the date given, if delivered in person, e-mailed or faxed or otherwise actually delivered, on the date received, if given by registered or certified mail, return receipt requested or given by overnight delivery service, or three days after the date mailed, if otherwise given by first class mail, postage prepaid.

10.2. Governing Law; Forum. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements executed and to be performed solely within such State. Any judicial proceeding arising out of or relating to this Agreement shall be brought in the courts of the State of Delaware, and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts the exclusive jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each of the parties further agrees that a summons and complaint commencing an action or proceeding in any of such courts shall be properly served and shall confer personal jurisdiction if served to it at the address and in the manner set forth in Section 10.1 or as otherwise provided under the laws of the State of Delaware. This provision may be filed with any court as written evidence of the knowing and voluntary irrevocable agreement between the parties to waive any objections to jurisdiction, to venue or to convenience of forum. The foregoing consents to jurisdiction and appointments of agents to receive service of process shall not constitute general consents to service of process in the State of Delaware for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the respective parties to this Agreement.

10.3. Amendments, Waivers. This Agreement may be amended or modified only with the written consent of the Purchaser, the Company and the Equityholder Representative. No waiver of any term or provision hereof shall be effective unless in writing signed by the party waiving such term or provision. No failure to exercise or delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights provided hereunder are cumulative and not exclusive of any rights, powers or remedies provided by law.

10.4. Expenses. Except as otherwise expressly provided herein, the Purchaser will pay all fees and expenses (including legal and accounting fees and expenses) incurred by it in connection with the Transactions and the Company will pay all fees and expenses incurred by the Company prior to the Closing in connection with the Transactions, which expenses shall constitute “Sellers’ Expenses” for purposes of this Agreement.

10.5. Successors and Assigns. This Agreement, and all provisions hereof, shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto, provided that this Agreement may not be assigned by any party without the prior written consent of the other parties hereto except that (a) the indemnification and other rights of the Purchaser hereunder of a party may be assigned to any bank or other financial institution which is or becomes a lender to the Purchaser or the Company or any of their respective successors and assigns and (b) this Agreement may be assigned by the Purchaser to any of its Affiliates or to any Person acquiring a material portion of the assets, business or securities of the Company or Purchaser, whether by merger, consolidation, sale of assets or securities or otherwise.

10.6. Entire Agreement. This Agreement, the attached exhibits and schedules, and the other agreements, documents and instruments contemplated hereby contain the entire understanding of the parties, and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof unless expressly referred to herein.

10.7. Counterparts. This Agreement may be executed in one or more counterparts, and with counterpart facsimile signature pages, each of which shall be an original, but all of which when taken together shall constitute one and the same Agreement.

10.8. Headings. The headings of Articles and Sections herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation hereof.

10.9. Third Party Beneficiaries. Nothing in the Agreement shall be construed to confer any right, benefit or remedy upon any Person that is not a party hereto or a permitted assignee of a party hereto, except as otherwise expressly set forth in this Agreement.

10.10. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or documents contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authoring any of the provisions of this Agreement or any other agreements or documents contemplated herein.

10.11. Publicity. Pending the Closing, no party shall issue a press release or make any other public announcement concerning the Transactions contemplated by this Agreement without the prior written consent of the Purchaser and the Equityholder Representative, except to the extent required by applicable Legal Requirements.

10.12. Schedules and Exhibits. All schedules and exhibits to this Agreement are an integral part of this Agreement and are incorporated herein by reference in this Agreement for all purposes of this Agreement.

10.13. Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

10.14. Severability. This Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision hereof shall be prohibited or invalid under any such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating or nullifying the remainder of such provision or any other provisions of this Agreement. If any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provisions shall be construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by applicable law.

ARTICLE 11

DEFINITIONS

The following terms, as used in this Agreement, have the meanings given to them where indicated below:

Term	Section or Place Where Defined

Agreement	Preamble
Affiliate	Section 2.22
Antitrust Filings	Section 6.7
Balance Sheet	Section 2.7
Balance Sheet Date	Section 2.7
Base Cash Consideration	Section 1.1
Benefit Plans	Section 2.19
Blackout Restrictions	Section 1.1
Business	Section 2.1
Cash Consideration	Section 1.1
Cash Consideration Certificate	Schedule 1.5
Claim	Section 10.5
Closing	Section 1.4
Closing Date	Section 1.4
Closing Merger Consideration	Section 1.1
Closing Share Determination Price	Section 1.1
Closing Stock Consideration	Section 1.1
Closing Working Capital	Section 1.1
Code	Section 2.16
Company	Preamble and Section 4.8
Company Audit Expenses	Section 1.1
Company Common Equityholder	Section 1.1
Company Common Units	Section 1.1
Company Intellectual Property	Section 2.12
Company Preferred Equityholder	Section 1.1
Company Preferred Units	Section 1.1
Company Equity Awards	Section 1.1
Company Equity Interests	Section 1.1
Contest	Section 6.5
Continuing Employees	Section 5.6
Covered Area	Section 4.8
Covered Business	Section 4.8
Deferred Share Determination Date	Section 1.1
Deferred Share Determination Price	Section 1.1
Deferred Stock Consideration	Section 1.1
Delaware Certificate	Section 1.1
Deposit Escrow	Section 1.2
Deposit Escrow Agreement	Section 1.2
Disputed Earnout Consideration Notice	Schedule 1.7
Disputed Items Notice	Schedule 1.5
Dissenting Shares	Section 1.1
Dissenting Share Payments	Section 1.1
Distribution Schedule	Section 1.2
DLLCA	Section 1.1

Term	Section or Place Where Defined

Earnout Consideration	Schedule 1.7
Earnout Consideration Notice	Schedule 1.7
Effective Time	Section 1.1
Employee Bonuses	Section 1.1
Employment Agreements	Section 7.1
Equityholder Board Nominee	Section 5.7
Equityholder Approval	Section 4.1
Equityholder Representative	Preamble
Equityholder Representative Fund	Section 1.1
Equityholders	Section 1.1
ERISA	Section 2.19
Escrow Agent	Section 1.2
Estimated Cash Consideration Certificate	Section 1.2
Exchange Agent	Section 1.3
Exchange Agent Agreement	Section 7.1
Exchange Fund	Section 1.1
Final Earnout Consideration Notice	Schedule 1.7
Financial Statements	Section 2.7
First Deferred Share Determination Date	Section 1.1
Fundamental Representations	Section 9.1
Funds Flow	Section 1.2
Hazardous Substance	Section 2.20
HSR Act	Section 6.7
Indebtedness	Section 1.1
Indemnified Party	Section 9.5
Indemnity Escrow	Section 1.1
Indemnity Escrow Agreement	Section 8.1
Indemnity Escrow Cash	Section 1.1
Indemnity Escrow Stock	Section 1.1
Initial Merger Consideration	Section 1.1
Initial Merger Consideration Per Unit	Section 1.1
Initial Stock Consideration	Section 1.1
Intellectual Property	Section 2.12
IP Licenses	Section 2.12
knowledge of the Company	Section 2.9
Leased Property	Section 2.10
Legal Requirements	Section 2.15
Letter of Transmittal	Section 1.3
Liens	Section 1.2
LLC Agreement	Section 4.1
Lock-Up Restriction	Section 4.13
Losses	Section 9.3
Material Contracts	Section 2.9
Maximum Earnout Consideration	Schedule 1.7

Term	Section or Place Where Defined

Merger	Introduction
Merger Sub	Preamble
Noncompetition Period	Section 4.8
Other Filings	Section 6.7
Owned Property	Section 2.10
Person	Section 2.6
Pre-Closing Taxable Periods	Section 6.2
Principal Equityholders	Section 1.1
Purchaser Purchaser Common Stock	Preamble Section 1.1
Purchaser Employee Plan	Section 5.6
Purchaser Indemnified Parties	Section 9.3
Qualifying Earnout Revenue	Schedule 1.7
Real Estate Leases	Section 2.10
Real Property	Section 2.10
Registration Statement Date	Section 1.1
Registration Statement Date Price	Section 1.1
Required Consents	Section 2.4
Second Deferred Share Determination Date	Section 1.1
Securities Act	Section 2.22
Securityholder Written Consent	Section 4.1
Sellers’ Expenses	Section 1.1
Service	Section 2.19
Soliciting Materials	Section 4.1
Specified Representations	Section 9.1
Subsidiary or Subsidiaries	Section 2.2
Surviving Company	Section 1.1
Target Closing Working Capital	Section 1.1
Tax or Taxes	Section 2.16
Tax Returns	Section 2.16
Trading Window Date	Section 1.1
Trading Window Date Price	Section 1.1
Transactions	Introduction
Unit Certificates	Section 1.1
VWAP	Section 1.1

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as a sealed instrument as of the date first above written.

TLL, LLC

By	/s/ Malcolm CasSelle
Chief Executive Officer

EQUITYHOLDER REPRESENTATIVE

By	/s/ Ed Wilson
Ed Wilson

SEACHANGE INTERNATIONAL, INC.

By	/s/ Anthony Dias
Chief Financial Officer

TLL ACQUISITION, LLC

By:	SeaChange International, Inc., as sole Member

By	/s/ Anthony Dias
Chief Financial Officer

MAJOR EMPLOYEE EQUITYHOLDERS

/s/ Ed Wilson
Ed Wilson, Individually

/s/ Malcolm CasSelle
Malcolm CasSelle, Individually

/s/ Mitchell Chun
Mitchell Chun, Individually

[Signature Page to Securities Purchase Agreement]

EXHIBITS AND SCHEDULES

The Exhibits and Schedules to the Merger Agreement are omitted in accordance with Item 601(b)(2) of Regulation S-K.

SeaChange will furnish supplementally a copy of any such omitted exhibit or schedule to the Securities and Exchange Commission (the “Commission”) upon the Commission’s request; provided, however that SeaChange may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any exhibit or schedule so furnished.